UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Main Street Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS – SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2022

Main Street Capital Corporation

1300 Post Oak Boulevard, 8th Floor

Houston, Texas 77056

March  , 2022

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of Main Street Capital Corporation, which will be held on May 2, 2022, at Hotel Emma, Cellar J, 136 East Grayson, San Antonio, Texas 78215, commencing at 9:00 AM, local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

If your shares are held in book-entry form on the records of American Stock Transfer & Trust Company, our transfer agent and registrar, we have enclosed a proxy card for your use. You may vote these shares at the annual meeting or any adjournment or postponement thereof by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the Internet.

Thank you for your support.

Sincerely yours,

VINCENT D. FOSTER	DWAYNE L. HYZAK
Chairman of the Board	Member of the Board and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2022.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2021 are available on the Internet at www.mainstcapital.com under “SEC Filings” in the “Investors” section of our website.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

●	The date, time and location of the meeting;
●	A list of the matters intended to be acted on and our Board of Directors’ recommendations regarding those matters;
●	Any control/identification numbers that you need to access your proxy card; and
●	Information about attending the meeting and voting in person.

Main Street Capital Corporation

1300 Post Oak Boulevard, 8th Floor

Houston, Texas 77056

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of the Stockholders of Main Street Capital Corporation, a Maryland corporation, will be held at Hotel Emma, Cellar J, 136 East Grayson, San Antonio, Texas 78215, on Monday, May 2, 2022, at 9:00 AM local time, in order to:

(1)	elect our directors for a term of one year;
(2)	approve a proposal to permit us to increase the maximum amount of leverage that we are currently permitted to incur by reducing the asset coverage requirement applicable to us from 200% to 150%, to become effective the first day after the 2022 Annual Meeting of Stockholders;
(3)	approve our 2022 Equity and Incentive Plan;
(4)	approve our 2022 Non-Employee Director Restricted Stock Plan;
(5)	ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022;
(6)	provide an advisory vote on executive compensation;
(7)	approve an amendment to our Articles of Amendment and Restatement (the “Charter”) to allow our stockholders to amend our bylaws; and
(8)	transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

We currently intend to hold our annual meeting in person in San Antonio as set forth above. However, we are actively monitoring the Coronavirus (COVID-19) situation; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person in San Antonio, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting at another location and/or solely by means of remote communication. If you are planning to attend our meeting, please check our public filings with the Securities and Exchange Commission prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

If you were a stockholder as of the close of business on March 1, 2022, you are entitled to vote at the meeting and at any postponement or adjournment thereof.

Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you plan to attend the meeting and wish to vote or change your vote there, please review the instructions set forth in the accompanying proxy statement under the caption “Voting Information.”

We have enclosed with this notice and proxy statement a copy of our annual report on Form 10-K for the year ended December 31, 2021.

By Order of the Board of Directors,

JASON B. BEAUVAIS Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Dated: March  , 2022

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Main Street Capital Corporation

1300 Post Oak Boulevard, 8th Floor

Houston, Texas 77056

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement and accompanying proxy card is being mailed to the stockholders of Main Street Capital Corporation (“Main Street,” the “Company,” “we,” “us,” or “our”) beginning on March  , 2022. Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 2, 2022 at Hotel Emma, Cellar J, 136 East Grayson, San Antonio, Texas 78215, at 9:00 AM local time. The Company will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. In addition, our officers and regular employees may solicit your proxy by telephone, by electronic means or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which the Company will reimburse them for reasonable out-of-pocket expenses.

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to: Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056, or by calling (713) 350-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

VOTING INFORMATION

Record Date and Who May Vote

Our Board selected March 1, 2022 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, American Stock Transfer and Trust Company, as of the close of business on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting in accordance with your instructions. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.

As of the close of business on the Record Date,      shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.

How to Vote

For shares held of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by completing the enclosed proxy card and returning it in the enclosed U.S. postage-prepaid envelope, or by calling a toll-free telephone number or using the Internet as further described on the enclosed proxy card. Telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.

By giving us your proxy, you will be directing us on how to vote your shares at the Annual Meeting and at any postponement or adjournment thereof. Even if you plan on attending the Annual Meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the Annual Meeting. If you do attend the Annual Meeting, you can change your vote at that time, if you then desire to do so.

If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them, absent your approval, only on the proposal to ratify our appointment of our independent registered public accounting firm. For all other matters to be voted on at the Annual Meeting, the broker or nominee that holds your shares will need to obtain your authorization to vote those shares and has enclosed a voting instruction form with this proxy statement. In either case, they will vote your shares as you direct on their voting instruction form. You can vote by following the instructions included in your broker’s voting instruction form.

If your shares are held in street name and you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should refer to the instructions provided in the enclosed voting instruction form for further information. Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Revoke or Change Your Vote

For shares held of record, you may revoke a proxy or change your vote at any time before it is exercised by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the Annual Meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting on a particular matter.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares — this will result in a broker non-vote. At the Annual Meeting, brokers will have discretionary authority to vote shares on the ratification of the appointment of our independent registered public accounting firm (ITEM 5), which is the only routine proposal to be presented at the Annual Meeting. If brokers exercise this discretionary voting authority on ITEM 5, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting (ITEMS 1, 2, 3, 4, 6 and 7), which are considered non-routine.

Proposals to Be Voted on; Vote Required; and How Votes Are Counted

We are asking you to vote on the following:

●	the election of all of the members of our Board;
●	the approval of a proposal to permit us to increase the maximum amount of leverage that we are currently permitted to incur by reducing the asset coverage requirement applicable to us from 200% to 150%, to become effective the first day after the Annual Meeting;
●	the approval of our 2022 Equity and Incentive Plan;
●	the approval of our 2022 Non-Employee Director Restricted Stock Plan;
●	the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022;
●	an advisory vote on executive compensation; and
●	the amendment of our Charter to allow stockholders to amend our bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Election of Directors.  Directors are elected by a majority of the votes cast at the Annual Meeting, in person or by proxy, with respect to each director in an uncontested election, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the Annual Meeting and the Board accepts his or her resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in our Corporate Governance and Stock Ownership Guidelines, which are available at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website.

Approval of a Proposal to Permit us to Increase the Maximum Amount of Leverage that we are Currently Permitted to Incur by Reducing the Asset Coverage Requirement Applicable to us from 200% to 150%, to Become Effective the First Day After the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of our 2022 Equity and Incentive Plan and our 2022 Non-Employee Director Restricted Stock Plan. The approval of our 2022 Equity and Incentive Plan and the approval of our 2022 Non-Employee Director Restricted Stock Plan require affirmative votes of a majority of the votes cast at the Annual Meeting, in person or by proxy. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote on these items.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote on this item.

Advisory Vote on Executive Compensation.  The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required for the approval of the resolution in this proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote on this item. Even though your vote is advisory and therefore not binding on us, the Compensation Committee of our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Amendment of Our Charter.  The affirmative vote of a majority of all the votes entitled to be cast on the matter is required to amend our Charter to allow our stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. For purposes of the vote to amend our Charter, abstentions and broker non-votes will have the effect of a vote against this item.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

●	to meet any legal requirements;
●	to permit the inspectors of election to tabulate and certify your vote; or
●	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

Each member of our Board serves until the next annual meeting of stockholders and until his or her respective successor is duly elected and qualifies. Currently, our Board has nine members, of whom seven are not “interested persons” of Main Street, as defined in the Investment Company Act of 1940 (the “1940 Act”). The 1940 Act requires that our Board be composed of a majority of members who are not “interested persons” of Main Street. In addition, the New York Stock Exchange Listed Company Manual requires that we maintain a majority of independent directors on the Board and provides that a director of a business development company, like us, shall be considered to be independent if he or she is not an “interested person” of the business development company, as defined in the 1940 Act.

The term of office of all directors will expire at this year’s Annual Meeting. After fourteen years of exceptional service to our Board, dating back to our initial public offering in 2007, Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term and, therefore, will not stand for re-election at the Annual Meeting. In connection with Mr. French’s departure, the Board passed a resolution reducing the number of directors that constitutes the full Board from nine to eight directors effective as of the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee and the nomination of our Board, each of the eight nominees named below, all of whom are presently members of our Board, will stand for re-election as directors at the Annual Meeting.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unable to serve or, for good cause, will not serve as a director, the shares will be voted for such substitute nominee as may be proposed by our Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

Set forth below is certain information (as of the Record Date) with respect to the nominees for election as directors. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Main Street and our Board. The business address of each nominee listed below is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.

Nominees

Name and Principal Occupation	Age	Director Since

Independent Directors

J. Kevin Griffin	50	2011

Mr. Griffin serves as the Chief Strategy Officer for MaineHealth, a $3 billion not-for-profit integrated healthcare system based in Portland, Maine. MaineHealth consists of nine local hospital systems, a comprehensive behavioral healthcare network, diagnostic services, home health agencies, and more than 1,500 employed and independent physicians working together through the MaineHealth Medical Group. With approximately 22,000 employees, MaineHealth provides preventive care, diagnosis and treatment to 1.1 million residents in Maine and New Hampshire. Prior to joining MaineHealth in February 2022, Mr. Griffin was the Senior Vice President of Financial Planning & Analysis at Novant Health, a not-for-profit integrated healthcare system headquartered in Winston-Salem, North Carolina. From 2007 to October 2012, Mr. Griffin was a Managing Director of Fennebresque & Co., LLC, a boutique investment banking firm located in Charlotte, North Carolina. From 2003 through 2007, he was a Partner at McColl Partners, LLC, where he originated and

Name and Principal Occupation	Age	Director Since

executed middle market M&A transactions. Prior to McColl Partners, Mr. Griffin worked in the M&A and corporate finance divisions of Lazard Ltd, JPMorgan, and Bank of America in New York, Chicago, and Charlotte. Mr. Griffin’s investment banking experience consists primarily of executing and originating mergers and acquisitions and corporate finance transactions. We believe Mr. Griffin is qualified to serve on our Board because of his extensive finance and valuation experience, his various executive roles within the healthcare industry, and his substantive background in working with middle market companies in an M&A and advisory capacity.

John E. Jackson	63	2013

Mr. Jackson serves as the President and Chief Executive Officer of CSI Compressco LP (Nasdaq: CCLP) (“CSI Compressco”), a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing and storage. Mr. Jackson previously served as the President and Chief Executive Officer of Spartan Energy Partners, which acquired the general partner of CSI Compressco in January 2021 before becoming a subsidiary of CSI Compressco through a restructuring transaction in November 2021. He has also been a director of Seitel, Inc., a privately owned provider of onshore seismic data to the oil and gas industry in North America, since August 2007. He previously served as a director of Basic Energy Services, Inc. (NYSE: BAS), a provider of well-site services in the United States to oil and natural gas drilling and producing companies, from December 2016 until December 2021, and was a member of the compensation committee and the chair of the audit committee of Basic Energy Services, Inc. He previously served as a director of CNX Midstream Partners, LP, formerly known as CONE Midstream Partners, LP (NYSE: CNXM, formerly CNNX), a master limited partnership that owns and operates natural gas gathering and other midstream energy assets in the Marcellus Shale in Pennsylvania and West Virginia, from January 2015 until its sale in September 2020, and was a member of its audit committee during that time. Mr. Jackson was Chairman, Chief Executive Officer and President of Price Gregory Services, Inc., a pipeline-related infrastructure service provider in North America, from February 2008 until its sale in October of 2009. He served as a director of Hanover Compressor Company (“Hanover”), now known as Exterran Corporation (NYSE: EXTN) and Archrock, Inc. (NYSE: AROC), from July 2004 until May 2010. Mr. Jackson also served as Hanover’s President and Chief Executive Officer from October 2004 to August 2007 and as Chief Financial Officer from January 2002 to October 2004. He also serves on the board of several non-profit organizations. We believe Mr. Jackson’s qualifications to serve on our Board include his extensive background in executive and director roles of public and private companies.

Brian E. Lane	64	2015

Mr. Lane has served as Chief Executive Officer and President of Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning and electrical services, since December 2011 and as a director of Comfort Systems since November 2010. Mr. Lane served as Comfort Systems’ President and Chief Operating Officer from March 2010 until December 2011. Mr. Lane joined Comfort Systems in October 2003 and served as Vice President and then Senior Vice President for Region One until he was named Executive Vice President and Chief Operating Officer in January 2009. Prior to joining Comfort Systems, Mr. Lane spent fifteen years at Halliburton Company (NYSE: HAL), a global service and equipment company devoted to energy,

Name and Principal Occupation	Age	Director Since

industrial, and government customers. During his tenure at Halliburton, he held various positions in business development, strategy and project initiatives, and he departed as the Regional Director of Europe and Africa. Mr. Lane’s additional experience included serving as a Regional Director of Capstone Turbine Corporation (NASDAQ: CPST), a distributed power manufacturer. He also was a Vice President of Kvaerner, an international engineering and construction company, where he focused on the chemical industry. Mr. Lane earned a Bachelor of Science in Chemistry from the University of Notre Dame and his MBA from Boston College. We believe Mr. Lane is qualified to serve on our Board because of his background in executive and director roles of public and private companies and his extensive knowledge of the construction and industrial services industries.

Kay Matthews	63	2020

Ms. Matthews retired in June 2019 after a successful 36-year career at Ernst & Young (“EY”) where she held several leadership roles for the global organization. Most recently, Ms. Matthews served as a Vice Chair of the EY Americas Board, a member of the EY Global Practice Group, and the Managing Partner of EY’s West Region, with responsibility for all services delivered to clients in the region. Ms. Matthews has served on the boards of directors of SVB Financial Group (NASDAQ: SIVB), whose businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries, since September 2019, and Coherent, Inc. (NASDAQ: COHR), one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions for scientific, commercial and industrial customers, since May 2019. She also serves on each board’s audit committee and on the compensation and risk committees of SVB Financial’s board. Ms. Matthews earned a Bachelor of Accounting degree, cum laude, from Texas Tech University. She was the 2013 Texas Tech School of Accounting Distinguished Alumni, a 2020 Texas Tech Rawls School of Business Distinguished Alumni and a member of the Texas Tech Rawls College of Business Advisory Council. We believe Ms. Matthews is qualified to serve on our Board because of her extensive experience and leadership as a long-time and distinguished operating executive and audit partner at EY working with clients throughout their life cycle from early-stage startups to Fortune 500 companies, which brings valuable insight to Main Street’s investments in lower middle market and middle market companies.

Dunia A. Shive	61	2020

Ms. Shive served as Chief Executive Officer and President of Belo Corp. (NYSE: BLC), a media company that owned several television stations, from 2008 until its acquisition by Gannett Co., Inc. in 2013. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc. (NYSE: TGNA, formerly GCI), a broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive has served on the boards of directors of Kimberly-Clark Corporation (NYSE: KMB), a global manufacturer of branded tissue and personal care products, since May 2019, and Trinity Industries, Inc. (NYSE: TRN), a leading provider of rail transportation products and services in North America, since March 2014, and DallasNews Corporation (NYSE: DALN), the

Name and Principal Occupation	Age	Director Since

leading local news and information publishing company in Texas, since September 2021. She serves (i) as the chair of the audit committee of Kimberly-Clark Corporation’s board of directors, (ii) on the corporate governance and directors nominating committee, the finance and risk committee, and as the chair of the audit committee of Trinity Industries, Inc.’s board of directors and (iii) on the compensation and management development committee and the nominating and corporate governance committee of DallasNews Corporation’s board of directors. Ms. Shive serves as a Trustee of Parks for Downtown Dallas. From 2014 to 2018, she was a director of Dr Pepper Snapple Group, Inc., now known as Keurig Dr Pepper Inc. (NYSE: KDP, formerly DPS). From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp. We believe Ms. Shive is qualified to serve on our Board because of her extensive leadership experience as president, chief executive officer and chief financial officer of a public company, financial acumen from her chief financial officer and public accounting experience and broad public company board experience.

Stephen B. Solcher	61	2015

Mr. Solcher served as the Senior Vice President of Finance and Business Operations and Chief Financial Officer of BMC Software, Inc. (“BMC”), a privately held company that is a global leader in software solutions, from August 2005 until October 2020, and as executive advisor from October 2020 until October 2021. Previously, Mr. Solcher served as BMC’s Treasurer and Vice President of Finance. He joined BMC in September 1991 as Assistant Treasurer and became Treasurer the following year. During Mr. Solcher’s tenure, BMC grew from nearly $130 million in annual revenue to $2.2 billion in annual revenue in 2013, its last year operating as a public company. In addition to leading many M&A transactions as Chief Financial Officer, Mr. Solcher was instrumental in BMC’s transition from being a publicly traded company to becoming a privately held company in 2013. Prior to joining BMC, he was employed by Arthur Andersen as a certified public accountant. Mr. Solcher also serves on the development board of the Mays Business School at Texas A&M University and has served on the board of numerous nonprofit organizations. He was recognized by Institutional Investor magazine as part of the “All American Executive Team” in 2010 and 2012 and by Houston Business Journal as 2012 Best CFO — Large Public Company. We believe Mr. Solcher’s qualifications to serve on our Board include his thorough knowledge of the information technology and software industries and his accounting, finance and M&A experience as a chief financial officer of a large public and private company qualifying him to be an audit committee financial expert.

Interested Directors

Messrs. Foster and Hyzak are interested persons, as defined in the 1940 Act, due to their positions at Main Street.

Vincent D. Foster	65	2007

Mr. Foster has served as Chairman of Main Street’s Board since 2007 and as senior advisor since January 2022. Mr. Foster previously served as Main Street’s Chief Executive Officer from 2007 until November 2018 and also served as Main Street’s

Name and Principal Occupation	Age	Director Since

President from 2012 until 2015 and as Executive Chairman from November 2018 until December 2021. He has also been a member of our management team’s investment committee since its formation in 2007 and was a member of our management team’s executive committee from its formation in 2015 until December 2021. Mr. Foster also currently serves as a founding director of Quanta Services, Inc. (NYSE: PWR), which provides specialty contracting services to the power, natural gas and telecommunications industries, where he also serves on the audit committee and investment committee. He also served as a director of U.S. Concrete, Inc. (NASDAQ-CM: USCR) from 1999 until 2010, Carriage Services, Inc. (NYSE: CSV) from 1999 to 2011, HMS Income Fund, Inc., a non-publicly traded business development company of which MSC Adviser I, LLC, a wholly owned subsidiary of Main Street, acts as the investment sub-adviser, from 2012 until 2013 and Team, Inc. (NYSE: TISI) from 2005 until 2017. In addition, Mr. Foster served as a founding director of the Texas TriCities Chapter of the National Association of Corporate Directors from 2004 to 2011. Mr. Foster, a certified public accountant, had a 19-year career with Arthur Andersen, where he was a partner from 1988 to 1997. Mr. Foster was the director of Arthur Andersen’s Corporate Finance and Mergers and Acquisitions practice for the Southwest United States and specialized in working with companies involved in consolidating their respective industries. Mr. Foster co-founded and from 1997 until December 2021 acted as co-managing partner and in other senior executive positions of several Main Street predecessor funds and entities, which are now subsidiaries of ours. We believe Mr. Foster is qualified to serve on our Board because of his intimate knowledge of our business and operations, along with his comprehensive experience on other public boards of directors and his extensive experience in tax, accounting, mergers and acquisitions, corporate governance and finance.

Dwayne L. Hyzak	49	2018

Mr. Hyzak has served as Main Street’s Chief Executive Officer since November 2018 and as a member of our Board since January 2018. Mr. Hyzak also serves as a member of our management team’s investment and executive committees and also serves as the Chief Executive Officer and Chairman of the Board of MSC Income Fund, Inc. (“MSC Income”), a business development company that is managed by MSC Adviser I, LLC, our wholly owned portfolio company. Previously, he served as President (2015 until November 2018), Chief Operating Officer (2014 until November 2018), Chief Financial Officer (2011 until 2014) and Senior Managing Director since 2011. Mr. Hyzak has served in other senior executive positions at Main Street since prior to its IPO in 2007. From 2002, Mr. Hyzak co-founded and has served as a Senior Managing Director and in other executive positions of several Main Street predecessor funds and entities, which are now subsidiaries of ours. From 2000 to 2002, Mr. Hyzak was a Director of Integration with Quanta Services, Inc. (NYSE: PWR), which provides specialty contracting services to the power, natural gas and telecommunications industries, where he was principally focused on the company’s mergers and acquisitions and corporate finance activities. Prior to joining Quanta Services, Inc., Mr. Hyzak, a certified public accountant, was a Manager with Arthur Andersen in its Transaction Advisory Services group. Mr. Hyzak currently serves on the board of directors of Child Advocates, a non-profit organization that trains and supports advocates to serve the interests of abused or neglected children in the greater Houston area. We believe Mr. Hyzak is qualified to serve on our Board because of his long tenure in leadership roles at Main Street, currently as Chief Executive Officer and previously as President and Chief Operating Officer, in which

Name and Principal Occupation	Age	Director Since

roles he has successfully led our lower middle market investment activities, and also previously as Chief Financial Officer, along with his extensive experience in investing and managing investments in lower middle market companies, mergers and acquisitions, corporate finance, tax and accounting.

Since this is an uncontested election, directors will be elected by a majority of the votes cast at the Annual Meeting, in person or by proxy, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until the earlier of the acceptance by the Board of his or her resignation or his or her removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the Annual Meeting and the Board accepts his or her resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in our Corporate Governance and Stock Ownership Guidelines, which are available at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website.

THE BOARD RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

We maintain a corporate governance section on our website which contains copies of the charters for the committees of our Board. The corporate governance section may be found at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website. The corporate governance section contains the following documents, which are available in print to any stockholder who requests a copy in writing to Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056:

Audit Committee Charter

Nominating and Corporate Governance Committee Charter

Compensation Committee Charter

In addition, our Code of Business Conduct and Ethics and our Corporate Governance and Stock Ownership Guidelines may be found at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website and are available in print to any stockholder who requests a copy in writing. Our Board adopted the Code of Business Conduct and Ethics in order to establish policies, guidelines and procedures that promote ethical practices and conduct by Main Street and all its employees, officers and directors. All officers, directors and employees of Main Street are responsible for maintaining the level of integrity and for complying with the policies contained in the Code of Business Conduct and Ethics. Each employee of Main Street is required to acknowledge that he or she has received, read and understands the Code of Business Conduct and Ethics and agrees to observe the policies and procedures contained therein at the time of hire and annually thereafter. We intend to disclose any substantive amendments to, or waivers from, our Code of Business Conduct and Ethics within four business days of the waiver or amendment through a posting on our website. The Corporate Governance and Stock Ownership Guidelines adopted by our Board establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, responsibilities of management and interaction with the Board and stock ownership guidelines for management and Board members. The Nominating and Corporate Governance Committee of our Board assesses the Corporate Governance and Stock Ownership Guidelines periodically and makes recommendations to the Board on any changes to implement.

Corporate Governance Highlights

Board Independence	Stock Ownership Practices
• 7 out of 9 directors are independent	• Stock ownership guidelines for directors and officers
• Board led by a chairman and a lead independent director	• Directors and officers are generally prohibited from hedging or pledging shares of our common stock
• All of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors	• Equity compensation aligns management’s interest with stockholders • Company “clawback” rights on employee restricted stock grants

Board and Committee Practices	Stockholder Rights
• Regular executive sessions of independent directors	• Annual election of all directors
• Annual board and committee self-assessments	• Annual say-on-pay vote
• Shared risk management oversight by board and committees	• Stockholder right to call a special meeting
• Routine CEO and management succession planning	• No poison pill
• Committee designated to oversee Environmental, Social and Governance (“ESG”) activities and initiatives	• Seeking Board recommended amendment to our charter at the Annual Meeting to allow stockholders to amend our bylaws

Director Independence

Our Board currently consists of nine members, seven of whom are classified under applicable listing standards of the New York Stock Exchange as “independent” directors and under Section 2(a)(19) of the 1940 Act as not “interested persons.” Based on these independence standards and the recommendation of the Nominating and Corporate Governance Committee, our Board has affirmatively determined that the following directors are independent:

Arthur L. French
J. Kevin Griffin
John E. Jackson
Brian E. Lane
Kay Matthews
Dunia A. Shive
Stephen B. Solcher

Our Board considered certain portfolio investments and other transactions in which our independent directors may have had a direct or indirect interest, including the transactions, if any, described under the heading “Certain Relationships and Related Party Transactions” in evaluating each director’s independence under the 1940 Act and applicable listing standards of the New York Stock Exchange, and the Board determined that no such transaction would impact the ability of any director to exercise independent judgment or impair his or her independence.

Communications with the Board

Stockholders or other interested persons may send written communications to the members of our Board, addressed to Board of Directors, c/o Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056. All communications received in this manner will be delivered to one or more members of our Board.

Board Leadership Structure

Mr. Foster currently serves as the Chairman of our Board and our senior advisor. He previously served as our Executive Chairman from November 2018 until December 2021 and our Chief Executive Officer from 2007 until November 2018. In November 2018, in connection with a previously announced long-term succession plan, the Board elected Mr. Hyzak as Chief Executive Officer of the Company, succeeding Mr. Foster. Mr. Foster is an “interested person” under Section 2(a)(19) of the 1940 Act due to his current and previous positions with the Company. The Board believes that Mr. Foster is currently best situated to serve as Chairman of our Board given his history with the Company, his deep knowledge of the Company’s business and his extensive experience in managing private debt and equity investments in lower middle market companies and debt investments in middle market companies. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while Mr. Foster brings Company-specific and industry-specific experience and expertise. The Board believes that the current leadership structure with Mr. Foster serving as Chairman of the Board promotes strategy development and execution while facilitating effective, timely communication between management and the Board and is optimal for effective corporate governance.

Our Board has designated Arthur L. French as Lead Independent Director to preside over all executive sessions of non-management directors. In the Lead Independent Director’s absence, the remaining non-management directors may appoint a presiding director by majority vote. The non-management directors meet in executive session without management on a regular basis. The Lead Independent Director also has the responsibility of consulting with management on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and the Chief Executive Officer and facilitating collaboration and communication between the non-management directors and management. Stockholders or other interested persons may send written communications to Arthur L. French, addressed to Lead Independent Director, c/o Main Street Capital Corporation, Corporate Secretary’s Office, 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056.

As noted elsewhere in this proxy statement, Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term at the Annual Meeting. The Board expects to designate another independent member of the Board as Lead Independent Director at such time.

Board of Directors and its Committees

Board of Directors.  Our Board met four times and acted by unanimous written consent 44 times during 2021. All incumbent directors attended at least 75% of the meetings of the Board and of the committees on which they served during 2021, and all then-serving directors attended the 2021 Annual Meeting of Stockholders in person. Our Board expects each director to make a diligent effort to attend all Board and committee meetings, as well as each annual meeting of stockholders.

Committees.  Our Board currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of those committees is comprised entirely of independent directors and has a written charter approved by our Board. The current members of the committees, as of the Record Date, are identified in the following table.

Board Committees
Director	Audit	Compensation	Nominating and Corporate Governance
Arthur L. French(1)		☒
J. Kevin Griffin	Chair		☒
John E. Jackson	☒	Chair
Brian E. Lane		☒	Chair
Kay Matthews	☒
Dunia A. Shive			☒
Stephen B. Solcher	☒	☒

(1)	Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term at the Annual Meeting.

Audit Committee.  During the year ended December 31, 2021, the Audit Committee met four times. The Audit Committee is responsible for selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (as well as the compensation for those services), reviewing the independence of our independent accountants and reviewing the adequacy of our internal control over financial reporting. In addition, the Audit Committee is responsible for assisting our Board with its oversight of our investment valuation policy and procedures and monitoring and overseeing the Company’s policy standards and guidelines for risk assessment and risk management. Our Board has determined that each of Ms. Matthews and Messrs. Griffin, Jackson and Solcher is an “Audit Committee financial expert” as defined by the SEC. For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee.  During the year ended December 31, 2021, the Compensation Committee met six times and acted by unanimous written consent twice. The Compensation Committee determines the compensation and related benefits for our executive officers including the amount of salary, bonus and stock-based compensation to be included in the compensation package for each of our executive officers. In addition, the Compensation Committee assists the Board in developing and evaluating the compensation of our non-management directors and evaluating succession planning with respect to the chief executive officer and other key executive positions. The Compensation Committee has the authority to engage the services of outside advisers, experts and others as it deems necessary to assist the committee in connection with its responsibilities. The actions of the Compensation Committee are generally reviewed and ratified by the entire Board, except the employee directors do not vote with respect to their compensation.

Nominating and Corporate Governance Committee.  During the year ended December 31, 2021, the Nominating and Corporate Governance Committee met four times. The Nominating and Corporate Governance Committee is responsible for determining criteria for service on our Board, identifying, researching and recommending to the Board director nominees for election by our stockholders, selecting nominees to fill vacancies on our Board or a committee of the Board, developing and recommending to our Board any amendments to our corporate governance principles and overseeing the self-assessment of our Board and its committees. The Nominating and Corporate Governance Committee also oversees the Company’s strategy, initiatives, policies and reporting related to ESG activities.

Board and Committee Evaluation Process

Each year, our Board conducts a thorough self-assessment evaluation process. Detailed questionnaires solicit anonymous input from directors regarding the performance and effectiveness of the Board, Board committees, individual directors and interaction with management and provide an opportunity for Board members to identify areas for improvement. The Nominating and Corporate Governance Committee reviews the results and feedback from this process and makes recommendations for improvements as appropriate. The Board has successfully used this process to evaluate Board and Board committee effectiveness and identify opportunities to strengthen the Board.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is independent for purposes of the applicable listing standards of the New York Stock Exchange. During the year ended December 31, 2021, no member of the Compensation Committee was an officer, former officer or employee of ours or had a relationship disclosable under “Certain Relationships and Related Party Transactions,” except as disclosed therein. No interlocking relationship, as defined by the rules adopted by the SEC, existed during the year ended December 31, 2021 between any member of the Board or the Compensation Committee and an executive officer of Main Street.

Director Nomination Process

Our Nominating and Corporate Governance Committee has determined that a candidate for election to our Board must satisfy certain general criteria, including, among other things:

●	be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work professionally with others;
●	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
●	be willing and able to devote sufficient time to the affairs of our Company and be diligent in fulfilling the responsibilities of a member of our Board and a member of any committee thereof (including: developing and maintaining sufficient knowledge of our Company and the specialty finance industry in general; reviewing and analyzing reports and other information important to responsibilities of our Board and any committee thereof; preparing for, attending and participating in meetings of our Board and meetings of any committee thereof; and satisfying appropriate orientation and continuing education guidelines); and
●	have the capacity and desire to represent the balanced, best interests of our stockholders as a whole and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee seeks to identify potential director candidates who will strengthen the Board and will contribute to the overall mix of general criteria identified above. In addition to the general criteria, the Nominating and Corporate Governance Committee considers specific criteria, such as particular skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), areas of expertise, specific backgrounds, and other characteristics, that should be represented on the Board to enhance its effectiveness and the effectiveness of its committees. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance

Committee believe that it is essential that the Board members represent diverse experience and viewpoints and a diverse mix of the specific criteria above. The process of identifying potential director candidates includes establishing procedures for soliciting and reviewing potential nominees from directors and for advising those who suggest nominees of the outcome of such review. The Nominating and Corporate Governance Committee also has the authority to retain and terminate any search firm used to identify director candidates.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to our Company for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age and address; number of any shares of our stock beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the nominee is an “interested person” of our Company, as defined in 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. See “Stockholders’ Proposals” in this proxy statement and the relevant provisions of our bylaws for other requirements of stockholder proposals.

The Nominating and Corporate Governance Committee will consider candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The Nominating and Corporate Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on our Board. Although the Nominating and Corporate Governance Committee will consider candidates identified by stockholders, the Nominating and Corporate Governance Committee may determine not to recommend those candidates to our Board, and our Board may determine not to nominate any candidates recommended by the Nominating and Corporate Governance Committee. No director nominee named in this proxy statement was nominated by stockholders.

Board’s Role in the Oversight of Risk Management

Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and other risks.

We have an enterprise risk management program designed to help us identify, categorize, assess, mitigate and manage various risks facing our business. Members of our executive management team monitor and update each risk, regularly reassess the program and the risks identified to align with Company strategy, and report on progress thereof to the Audit Committee, which is responsible for overseeing the program.

The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below. Committees meet in executive session with key management personnel regularly and with representatives of outside advisors as necessary.

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; material acquisitions and divestitures.

Audit Committee

Risks and exposures associated with financial matters, particularly investment valuation, financial reporting and disclosure, tax, accounting, oversight of independent accountants, internal control over financial reporting, related party transactions, financial policies and credit and liquidity matters, along with information technology systems and policies including data privacy and security and business continuity and operational risks.

Compensation Committee

Risks and exposures associated with leadership assessment, senior management succession planning, executive and director compensation programs and arrangements, including incentive plans, and compensation related regulatory compliance.

Nominating and Corporate Governance Committee	Risks and exposures relating to our programs and policies relating to legal compliance, corporate governance, director nomination, evaluation and succession planning, and oversight of ESG activities.

Succession Planning

Our Board is actively engaged in succession planning for Board members and key employees. Its succession planning efforts are led by the Compensation Committee for key employees and by the Nominating and Corporate Governance Committee for Board members, both overseen by the full Board. These activities include an ongoing evaluation of our internal talent and leadership and the succession plan that envisions those individuals’ advancement to key positions in our Company and consideration for the need to recruit from outside the Company.

Hedging and Speculative Trading, Pledging of Company Securities

Our insider trading policy prohibits all directors, officers and employees from, directly or indirectly, trading while in the possession of material nonpublic information related to the Company’s securities and from engaging in short sales and short-term or other speculative trading of our securities and any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities issued by us. Prohibited hedging activity includes market transactions in puts, calls and other derivatives and the purchase of prepaid variable forward contracts, equity swaps and collars. Pledging our securities in a margin account or as collateral for a loan is also prohibited under the policy except in limited circumstances that are pre-approved by our chief compliance officer.

Stock Ownership Guidelines

To align the interest of the Company’s directors, executive officers and stockholders, the Board has established Stock Ownership Guidelines pursuant to which independent directors and certain key employees, including each executive officer, are required to achieve and maintain minimum levels of stock ownership as a multiple of annual base salary, in the case of employees, or annual cash retainer, in the case of directors, within five years of first becoming subject to our Stock Ownership Guidelines. Such equity ownership level is measured based on the average share closing price for each trading day in the previous year. Our Corporate Governance and Stock Ownership Guidelines may be

found at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website.

Executive Compensation Recovery, or “Clawback” Policy

Restricted stock grants under our 2015 Equity and Incentive Plan include a “clawback” provision that enables the Company to cancel unvested shares and recoup the value of shares that vested within one year of the Board’s determination that the recipient of the grant engaged in certain prohibited conduct or caused the need for the Company to restate previously issued financial statements. Prohibited conduct that could trigger a “clawback” obligation includes termination of the grant recipient for cause (as defined in the grant agreement) and the recipient violating certain non-compete, non-solicit or non-disclosure covenants in the grant agreement.

Responsible Investment and Community Involvement

We believe that thoughtful consideration of ESG matters provides meaningful value to our employees, portfolio companies, stockholders and community. We believe that our commitment to implementing business practices mindful of ESG matters will have a lasting positive impact on all of our key stakeholders. Therefore, we are dedicated to taking ESG considerations into account with respect to our corporate activities at Main Street, including in the evaluation of investments. We incorporate ESG principals into our investment diligence and evaluation processes.

We seek to maintain a close-knit culture, a factor that we believe is important in employee retention, which is reinforced by our Community Building Committee. Our Community Building Committee, which is composed of a substantial cross section of employees across our organization, develops programs and initiatives that promote an open and inclusive atmosphere and encourage employee outreach with our community, in each case based upon feedback received from our employees. We are a dedicated proponent of local charitable and non-profit organizations. We support these charities with both monetary donations and the support of our employee’s time and talents through special Main Street team projects and the utilization of our Volunteer Time Off program. We encourage you to visit our website for more information about charitable organizations receiving our ongoing support. Nothing on our website, however, shall be deemed incorporated by reference into this proxy statement.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation that we paid during the year ended December 31, 2021 to our non-employee directors. Directors who are also employees of Main Street or any of its subsidiaries did not receive compensation for their services as directors in 2021.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Arthur L. French(3)	$232,500	$29,984	$262,484
J. Kevin Griffin	220,000	29,984	249,984
John E. Jackson	215,000	29,984	244,984
Brian E. Lane	205,000	29,984	234,984
Kay Matthews	195,000	29,984	224,984
Dunia A. Shive	187,500	29,984	217,484
Stephen B. Solcher	205,000	29,984	234,984
Vincent D. Foster(4)	—	—	—
Valerie L. Banner(5)	—	—	—

(1)	Non-employee directors may elect to defer a portion of their annual cash retainers under the Main Street Capital Corporation Deferred Compensation Plan (the “2015 Deferred Compensation Plan”). Amounts deferred under the plan earn a return based on the returns on certain investment alternatives permitted under the plan, including phantom Main Street stock units, as designated by the participant. The following table sets forth information regarding the activity during 2021 related to the accounts of our non-employee directors under the 2015 Deferred Compensation Plan:
Name	Aggregate Balance at December 31, 2020	2021 Director Contributions	2021 Company Contributions	2021 Aggregate Earnings	2021 Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2021
Arthur L. French	$791,904	$75,000	—	$388,781	—	$1,255,685
J. Kevin Griffin	922,130	75,000	—	416,927	—	1,414,057
John E. Jackson	760,143	85,000	—	374,446	—	1,219,589
Brian E. Lane	516,138	85,000	—	256,888	—	858,026
Kay Matthews	130,055	75,000	—	69,912	—	274,967
Dunia A. Shive	147,004	90,000	—	79,528	—	316,532
Stephen B. Solcher	620,120	102,500	—	308,677	—	1,031,297
Valerie L. Banner	713,874	—	—	227,013	(670,168)	270,719

(2)	Each of Mses. Matthews and Shive and Messrs. French, Griffin, Jackson, Lane and Solcher received an award of 707 restricted shares on May 3, 2021 under the Main Street Capital Corporation 2015 Non-Employee Director Restricted Stock Plan (the “Non-Employee Director Plan”), which will vest 100% on May 2, 2022, the day of the Annual Meeting since the prior day is not a business day, provided that the grantee has been in continuous service as a member of the Board through such date. These amounts represent the grant date fair value of the 2021 stock awards in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. Dividends paid on restricted stock awards are reflected in the grant date fair value and, therefore, are not shown in the table. Pursuant to SEC rules, the amounts shown exclude the impact of any estimated forfeitures related to service-based vesting conditions. These amounts may not correspond to the actual value that will be recognized by our directors upon vesting. Each of Mses. Matthews and Shive and Messrs. French, Griffin, Jackson, Lane and Solcher had 707 unvested shares of restricted stock outstanding as of December 31, 2021. Please see the discussion of the assumptions made in the valuation of these awards in Note J to the audited consolidated financial statements included in the annual report accompanying this proxy statement.

(3)	Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term at the Annual Meeting.
(4)	Mr. Foster did not receive any compensation for serving as a member and chairman of the Board during 2021. He was, however, paid a salary of $325,000, a bonus of $1,250,000, a stock award of $756,114 and employer matching contributions under our 401(k) plan of $13,050 for his services as Executive Chairman of the Company during 2021.
(5)	Ms. Banner did not stand for re-election to the Board at the end of her term that ended at the 2021 Annual Meeting on May 3, 2021 and received no compensation for serving as a member of the Board during 2021.

The compensation for non-employee directors for 2021 was comprised of cash compensation paid to or earned by directors in connection with their service as a director. That cash compensation consisted of an annual retainer of $180,000, and an additional $42,500 retainer for the Lead Independent Director. Non-employee directors do not receive fees based on meetings attended absent circumstances that require an exceptionally high number of meetings within an annual period. We also reimburse our non-employee directors for all reasonable expenses incurred in connection with their service on our Board. The chairpersons and members of our Board committees received additional annual retainers for 2021 as follows:

●	the chairperson of the Audit Committee: $32,500;
●	members of the Audit Committee other than the chairperson: $15,000;
●	the chairperson of the Compensation Committee: $20,000;
●	members of the Compensation Committee other than the chairperson: $10,000;
●	the chairperson of the Nominating and Corporate Governance Committee: $15,000; and
●	members of the Nominating and Corporate Governance Committee other than the chairperson: $7,500.

The Non-Employee Director Plan provides a means through which we may attract and retain qualified non-employee directors to enter into and remain in service on our Board. Under the Non-Employee Director Plan, at the beginning of each one-year term of service on our Board, each non-employee director receives a number of shares equivalent to $30,000 based on the closing price of a share of our common stock on the New York Stock Exchange (or other exchange on which our shares are then listed) on the date of grant. These shares are subject to forfeiture provisions that will lapse as to an entire award at the end of the one-year term.

In November 2015, our Board approved and adopted the 2015 Deferred Compensation Plan. The 2015 Deferred Compensation Plan became effective on January 1, 2016 and replaced the Deferred Compensation Plan for Non-Employee Directors previously adopted and approved by the Board in 2013. Under the 2015 Deferred Compensation Plan, non-employee directors and certain key employees may defer receipt of some or all of their cash compensation, subject to certain limitations. Individuals participating in the 2015 Deferred Compensation Plan receive distributions of their respective balances based on predetermined payout schedules or other events as defined by the plan and are also able to direct investments made on their behalf among investment alternatives permitted from time to time under the plan, including phantom Main Street stock units for which shares of Main Street common stock will be issued upon distribution.

For the beneficial ownership of our common stock by each of our directors and the dollar range value of such ownership, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 38.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of our Board. The following persons serve as our executive officers or significant employees in the following capacities (information as of the Record Date):

Name	Age	Position(s) Held
Dwayne L. Hyzak*†	49	Member of the Board and Chief Executive Officer
David L. Magdol*†	51	President and Chief Investment Officer
Jesse E. Morris†	54	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Jason B. Beauvais†	46	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Nicholas T. Meserve	42	Managing Director
K. Colton Braud, III	36	Managing Director
Damian T. Burke	50	Managing Director
Samuel A. Cashiola	36	Managing Director
Diego Fernandez	32	Managing Director
Lance A. Parker	51	Vice President, Chief Accounting Officer and Assistant Treasurer
Katherine S. Silva	42	Vice President and Assistant Treasurer

*

Member of our management team’s investment committee. Mr. Foster, senior advisor and Chairman of the Board, is also a member of the investment committee. The investment committee is responsible for all aspects of our investment processes, including approval of investments.

†	Member of our management team’s executive committee. The executive committee consults with and advises our Chief Executive Officer on significant firm-wide operational and strategic priorities.

For more information on Mr. Hyzak, Member of the Board and Chief Executive Officer, see his biographical information under “Election of Directors” above.

David L. Magdol has served as President since November 2018 and Chief Investment Officer since 2011. Mr. Magdol is also the chairman of our management team’s investment committee and a member of our management team’s executive committee and also currently serves as the President and Chief Investment Officer of MSC Income. Previously, he served as Vice Chairman from 2015 until November 2018. Mr. Magdol has served in other senior executive positions at Main Street since prior to its IPO in 2007. Mr. Magdol co-founded and has served as a Senior Managing Director and in other executive positions of several Main Street predecessor funds and entities, which are now subsidiaries of ours, since 2002. Mr. Magdol joined Main Street from the investment banking group at Lazard Freres & Co. Prior to Lazard, he managed a portfolio of private equity investments for the McMullen Group, a private investment firm/family office capitalized by Dr. John J. McMullen, the former owner of the New Jersey Devils and the Houston Astros. Mr. Magdol began his career in the structured finance services group of JP Morgan Chase.

Jesse E. Morris has served as Executive Vice President and Chief Operating Officer since July 2019 and Chief Financial Officer since August 2021. Mr. Morris also currently serves as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSC Income. He previously served in various roles of increasing responsibility with Quanta Services, Inc. (NYSE: PWR), which provides specialty contracting services to the power, natural gas and telecommunications industries, including most recently as Executive Vice President — Finance and President — Infrastructure Solutions from 2018 until July 2019. In this position, he oversaw the accounting, treasury, tax and financial planning and analysis activities and led Quanta’s public-private partnership (P3) concession and private infrastructure investment activities. He previously served as Quanta’s Executive Vice President — Corporate Development from 2014 to 2018. Prior to joining Quanta, Mr. Morris served in various financial and accounting positions of increasing responsibility with Sysco Corporation (NYSE: SYY), a global distributor of food and related products primarily to the foodservice or food-away-from-home industry, from 2002 through 2013, including as Vice President and Chief Financial Officer — Foodservice Operations and Vice President of Finance and Chief Financial

Officer — Broadline Operations. His responsibilities in those positions at Sysco included the oversight of financial and accounting matters for field operations and corporate financial planning and analysis matters. Mr. Morris began his career as a certified public accountant with Arthur Andersen where he advanced to experienced audit manager.

Jason B. Beauvais has served as Executive Vice President since 2021, Chief Compliance Officer since 2012 and General Counsel and Secretary since 2008 along with various other roles since joining Main Street in 2008. He also currently serves as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of MSC Income and as chair of the BDC Council Legal Committee of the Small Business Investor Alliance (SBIA), the BDC and small business investment company trade association. From 2006 through 2008, Mr. Beauvais was an attorney with Occidental Petroleum Corporation (NYSE: OXY), an international oil and gas exploration and production company. Prior to joining Occidental Petroleum Corporation, Mr. Beauvais practiced corporate and securities law at Baker Botts L.L.P., where he primarily counseled companies in public issuances and private placements of debt and equity and handled a wide range of general corporate and securities matters as well as mergers and acquisitions.

Nicholas T. Meserve has served as Managing Director on our middle market investment team since 2012. Mr. Meserve also currently serves as Managing Director of MSC Income and previously served on the board of directors of MSC Income from April 2016 until June 2020. Previously, from 2004 until 2012, Mr. Meserve worked at Highland Capital Management, LP, a large alternative credit manager, and certain of its affiliates, where he managed a portfolio of senior loans and high yield bonds across a diverse set of industries. Prior to Highland, he was a Credit Analyst at JP Morgan Chase & Co.

K. Colton Braud, III has served as a Managing Director on our lower middle market team since January 2017 and has been with the firm in Associate to Director roles since 2012 and currently also serves as a Managing Director of MSC Income. Prior to joining Main Street, Mr. Braud spent two years as an Associate at Wellspring Capital Management, a middle market private equity firm based in New York. While at Wellspring, Mr. Braud’s responsibilities included evaluating leveraged buyout opportunities, conducting due diligence across a wide array of industries and portfolio management. Prior to Wellspring, Mr. Braud served as an Analyst at J.P. Morgan Securities Inc. in its Financial Sponsor Group. Mr. Braud currently sits on the board of directors of The Children’s Fund, Inc., a non-profit charitable organization that serves underprivileged youth in the greater Houston area.

Damian T. Burke has served as a Managing Director on our lower middle market team since September 2019 and currently also serves as a Managing Director of MSC Income. Prior to joining Main Street, from 2016 to 2019, Mr. Burke served as Chief Financial Officer of Melior Innovations, Inc., a Houston, Texas based company focused on commercializing new technologies in the semiconductor, coatings and oil field service sectors. Prior to joining Melior, from 2011 to 2016, Mr. Burke served as VP Corporate Development for Kraton Corporation (NYSE: KRA), a leading global specialty chemicals company, where he created and built out the corporate development group and led the execution of an acquisition program that doubled the size of the company. Prior to joining Kraton, from 2006 to 2011, Mr. Burke served as an SVP Development and Strategy with Oldcastle, Inc. (now known as CRH Americas), the North American division of CRH plc (NYSE: CRH), a leading global building materials business, where he led the acquisition of numerous privately held businesses in the building materials and products sectors. Mr. Burke began his career as an engineer with ExxonMobil Corporation (NYSE: XOM) and served in roles of increasing responsibility in the United Kingdom and the United States.

Samuel A. Cashiola has served as a Managing Director since January 2019 and various other roles since joining Main Street in 2012 and currently also serves as a Managing Director of MSC Income. Prior to joining Main Street, Mr. Cashiola was an Associate Analyst on Morgan Keegan’s Internet & e-Commerce Equity Research team, which focused on companies in the digital media and e-commerce segments, and an Associate at T. Rowe Price Associates.

Diego Fernandez is a Managing Director on our lower middle market investment team. Since joining Main Street in 2013, Mr. Fernandez has previously served on our investment team in various roles from Senior Analyst to Director. Mr. Fernandez also currently serves as a Managing Director of MSC Income. Before joining Main Street, Mr. Fernandez worked for Bank of America Merrill Lynch, where he was involved in the origination, structuring and execution of leveraged loans and high yield bonds for various industries.

Lance A. Parker, a certified public accountant, has served as Vice President, Chief Accounting Officer and Assistant Treasurer since March 2020 and also held the position of Vice President and Corporate Controller from June 2019 to February 2020. Mr. Parker also currently serves as a Vice President and Assistant Treasurer of MSC Income. Previously, Mr. Parker served as Vice President and Corporate Controller since June 2019. Prior to joining Main Street, Mr. Parker worked at Group 1 Automotive, Inc. (NYSE: GPI), an automotive retailer, as the Vice President and Corporate Controller from November 2006 to May 2019, and also held the position of Director of Corporate Compliance from August 2004 to November 2006. From 1993 to 2003, Mr. Parker served as an auditor, with increasing degrees of responsibility, for both Arthur Andersen LLP and KPMG LLP before leaving his career in public accounting to pursue a position as the Controller for a private advertising and printing company. Mr. Parker currently serves as the Chairman of the Board of Every Village, a faith-based non-profit organization that builds clean water and communication systems in South Sudan.

Katherine S. Silva, a certified public accountant, has served as Vice President since 2015, with responsibility for managing Small Business Administration (“SBA”) matters and several administrative functions, and Assistant Treasurer since 2010, with responsibility for managing day-to-day treasury activities. Ms. Silva also serves as Vice President and Assistant Treasurer of MSC Income. She also serves as special assistant to Mr. Foster. Ms. Silva has worked at Main Street since 2005 and holds a Bachelor of Arts in Journalism from the University of Georgia.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relating to the compensation of Main Street’s Named Executive Officers, or NEOs, for 2021, who were:

●	Dwayne L. Hyzak, Member of the Board and Chief Executive Officer;
●	David L. Magdol, President and Chief Investment Officer;
●	Jesse E. Morris, Executive Vice President, Chief Operating Officer and Chief Financial Officer;
●	Jason B. Beauvais, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary; and
●	Brent D. Smith, Former Chief Financial Officer and Treasurer.

Compensation Philosophy and Objectives

The Main Street compensation system was developed by the Compensation Committee and approved by all independent directors. The system is designed to attract and retain key executives, motivate them to achieve the Company’s business objectives and reward them for performance while aligning management’s interests with those of the Company’s stockholders. The structure of Main Street’s incentive compensation programs is formulated to encourage and reward the following, among other things:

●	achievement of income and capital gains from the Company’s investment portfolio to sustain and grow the Company’s dividend payments;
●	maintenance of liquidity and capital flexibility to accomplish the Company’s business objectives, including the preservation of investor capital;
●	attainment of superior risk-adjusted returns on the Company’s investment portfolio; and
●	professional development and growth of individual executives, the management team and other employees.

The Compensation Committee has the primary authority to establish compensation for the NEOs and other key employees and administers all executive compensation arrangements and policies. Main Street’s Chief Executive Officer assists the Committee by providing recommendations regarding the compensation of NEOs and other key employees, excluding himself. The Committee exercises its discretion by modifying or accepting these recommendations. The Chief Executive Officer routinely attends a portion of the Committee’s meetings. However, the Committee often meets in executive session without the Chief Executive Officer or other members of management when discussing compensation matters and on other occasions as determined by the Committee.

The compensation packages for Main Street NEOs and other key employees are structured to reflect the Compensation Committee’s commitment to corporate governance best practices and performance-oriented executive compensation. Specifically, the Compensation Committee has implemented the following practices for NEOs and other key employees:

●	no employment agreements;
●	no contractual cash severance benefits;
●	no supplemental defined benefit pensions; and
●	no tax gross-up payments.

The Compensation Committee believes the above practices are appropriate in light of the Company’s current objectives and compensation philosophies but reserves the right to re-visit these practices in the future as may be appropriate. The Compensation Committee takes into account competitive market practices with respect to the salaries and total direct compensation of the NEOs and other key employees. Members of the Committee consider market practices by reviewing public and non-public information for executives at comparable companies and funds. The Committee also has the authority to utilize compensation consultants to better understand competitive pay practices and has retained such expertise in the past.

Independent Compensation Consultant

The Compensation Committee has from time to time engaged independent compensation consultants to assist the Committee and provide advice on a variety of compensation matters relating to NEO, other key employee and independent director compensation, incentive compensation plans and compensation trends, best practices and regulatory matters. Any such compensation consultants are hired by and report directly to the Compensation Committee. Although compensation consultants may work directly with management on behalf of the Compensation Committee, any such work is under the control and supervision of the Compensation Committee. The Compensation Committee did not retain any independent compensation consultants or pay any fees for compensation consulting services for fiscal year 2021.

Assessment of Market Data

In assessing the competitiveness of executive compensation levels, the Compensation Committee analyzes market data of certain companies, including internally managed business development companies, or BDCs, private equity firms, private credit firms, and other asset management and financial services companies. This analysis focuses on key elements of compensation practices in general, and more specifically, the compensation practices at companies and funds reasonably comparable in asset size, typical investment size and type, market capitalization and general business scope as compared to the Company.

With respect to other internally managed BDCs like Main Street, the Compensation Committee considers the compensation practices and policies pertaining to executive officers as detailed in their company’s respective proxies, research analysts’ reports and other publicly available information. However, there are relatively few internally managed BDCs and none that are directly comparable to the Company as regards business strategies, assets under management, including for external parties through our wholly owned external investment manager, typical investment size and type and market capitalization. Moreover, regarding the compensation and retention of executive talent, the Company also competes with private equity funds, private credit funds, hedge funds and other types of specialized investment funds. Since these funds are generally private companies that are not required to publicly disclose their executive compensation practices and policies, the Committee relies on compensation consultants and surveys as well as other available information to compare compensation practices and policies.

Items taken into account from comparable companies and funds include, but are not necessarily limited to, base compensation, bonus compensation, stock option awards, restricted stock awards, carried interest and other compensation. In addition to actual levels of cash and equity related compensation, the Compensation Committee also considers other approaches comparable companies are taking with regard to overall executive compensation practices. Such items include, but are not necessarily limited to, the use of employment agreements for certain employees, the mix of cash and equity compensation, the use of compensation consultants and certain corporate and executive performance measures that are established to achieve longer term total return for stockholders. Finally, in addition to analyzing comparable companies and funds, the Committee also evaluates the relative cost structure of the Company as compared to the entire BDC sector, including internally and externally managed BDCs, as well as other private funds.

Assessment of Company Performance

The Compensation Committee believes that sustained financial performance coupled with consistent stockholders’ returns as well as proportional employee compensation are essential components for Main Street’s long-term business success. Main Street typically makes three to seven-year investments in its portfolio companies. However, the

Company’s business plan involves taking on investment risks over a range of time periods. Accordingly, much emphasis is focused on maintaining the stability of net asset values as well as the continuity of earnings to pass through to stockholders in the form of recurring dividends. The quality of the earnings supporting the dividends as well as the maintenance and growth of dividends are key metrics in the Committee’s assessment of financial performance.

Main Street’s primary strategy is to generate current income from debt and equity investments and to realize capital gains from equity-related investments. This income supports the payment of dividends to stockholders. The recurring payment of dividends requires a methodical investment approach and active monitoring and management of the investment portfolio over time. A meaningful part of the Company’s employee base is dedicated to the maintenance of asset values and expansion of this recurring income to sustain and grow dividends. The Committee believes that stability of the management team is critical to achieving successful implementation of the Company’s strategies. Further, the Committee, in establishing and assessing executive salary and performance incentives, is more focused on Main Street results as compared to its business objectives rather than the performance of Main Street relative to other comparable companies or industry metrics.

Executive Compensation Components

For 2021, the components of Main Street’s direct compensation program for NEOs included:

●	base salary;
●	annual cash bonuses;
●	long-term compensation pursuant to the 2015 Equity and Incentive Plan; and
●	other benefits.

The Compensation Committee designs each NEO’s direct compensation package to appropriately reward the NEO for his or her contribution to the Company. The judgment and experience of the Committee are weighed with individual and Company performance metrics and consultation with the Chief Executive Officer (except with respect to himself) to determine the appropriate mix of compensation for each individual. The Compensation Committee does not target a specific level of compensation relative to market practice, and only uses such data as a reference point when establishing compensation levels for NEOs. Cash compensation consisting of base salary and discretionary bonuses tied to achievement of individual performance goals that are reviewed and approved by the Committee, as well as corporate objectives, are intended to motivate NEOs to remain with the Company and work to achieve expected business objectives. Stock-based compensation is awarded based on performance expectations approved by the Committee for each NEO. The blend of short-term and long-term compensation may be adjusted from time to time to balance the Committee’s views regarding the benefits of current cash compensation and appropriate retention incentives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the NEOs in their roles. In connection with establishing the base salary of each NEO, the Compensation Committee and management consider a number of factors, including the seniority and experience level of the individual, the functional responsibilities of the position, the experience level of the individual, the Company’s ability to replace the executive, the past base salary of the individual and the relative number of well-qualified candidates available in the area. In addition, the Committee considers publicly available information regarding the base salaries paid to similarly situated executive officers and other competitive market practices.

The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or any substantial change in responsibilities. The key factors in determining increases in salary level are relative performance and competitive pressures.

Annual Cash Bonuses

Annual cash bonuses are intended to reward individual performance on an annual basis and can therefore be variable from year to year. Cash bonus awards for the NEOs are determined by the Compensation Committee on a discretionary basis based on performance criteria, particularly the Company’s dividend performance as well as corporate and individual performance goals and other measures established by the Committee with the Chief Executive Officer’s input (except with respect to his own performance criteria). Should actual performance exceed expected performance criteria, the Committee may adjust individual cash bonuses to take such superior performance into account. Likewise, should actual performance fall below expected performance criteria, the Committee may adjust individual cash bonuses to take such inferior performance into account.

Long-Term Incentive Awards

Main Street’s Board and stockholders approved the 2015 Equity and Incentive Plan in May 2015 to provide stock-based awards as long-term incentive compensation to employees, including the NEOs. The Company uses stock-based awards to (i) attract and retain key employees, (ii) motivate employees by means of performance-related incentives to achieve long-range performance goals, (iii) enable employees to participate in the Company’s long-term growth in value and (iv) link employees’ compensation to the long-term interests of stockholders. At the time of each award, the Compensation Committee will determine the terms of the award, including any performance period (or periods) and any performance objectives relating to vesting of the award.

Restricted Stock.  Main Street has received exemptive relief from the SEC that permits the Company to grant restricted stock in exchange for or in recognition of services by its executive officers and employees. Pursuant to the 2015 Equity and Incentive Plan, the Compensation Committee may award shares of restricted stock to plan participants in such amounts and on such terms as the Committee determines in its sole discretion, provided that such awards are consistent with the conditions set forth in the SEC’s exemptive order. Each restricted stock grant will be for a fixed number of shares as set forth in an award agreement between the grantee and Main Street. Award agreements will set forth time and/or performance vesting schedules and other appropriate terms and/or restrictions with respect to awards, including rights to dividends and voting rights. The Committee generally awards restricted stock to employees, including NEOs, which generally vests in equal increments over a three-year time frame based on continued service during the vesting period.

Our Board has adopted the 2022 Equity and Incentive Plan and recommended that it be submitted to stockholders for their approval at the Annual Meeting. If our stockholders approve our 2022 Equity and Incentive Plan, stock-based awards granted as long-term incentive compensation to employees will be issued thereunder going forward, and no further awards would be granted under the 2015 Equity and Incentive Plan. Terms of the 2022 Equity and Incentive Plan are substantially similar to the 2015 Equity and Incentive Plan. Please refer to “Approval of the 2022 Equity and Incentive Plan (Item 3)” for a summary of certain principal features of the 2022 Equity and Incentive Plan, and to Attachment A for the actual text of the 2022 Equity and Incentive Plan.

Options.  The Compensation Committee may also grant stock options to purchase Main Street’s common stock (including incentive stock options and nonqualified stock options). The Committee expects that any options granted will represent a fixed number of shares of common stock, will have an exercise price equal to the fair market value of common stock on the date of grant, and will be exercisable, or “vested,” at some later time after grant. Certain stock options may provide for vesting based on the grantee remaining employed by Main Street for a time certain and/or the grantee and/or the Company attaining specified performance criteria. To date, the Committee has not granted stock options to any NEO.

For a discussion of our policies related to employee and director hedging of economic risk of owning our securities, please see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 38.

Other Benefits

Main Street’s NEOs generally participate in the same benefit plans and programs as the Company’s other employees, including comprehensive medical, dental and vision insurance, short term and long-term disability insurance and life insurance. Main Street reimburses senior executives (including NEOs) for certain approved concierge medical expenses and additional medical testing, general health, nutrition and preventative services (collectively, “Concierge Medical Services”).

Main Street maintains a 401(k) plan for all full-time employees who are at least 21 years of age through which the Company makes non-discretionary matching contributions to each participant’s plan account on the participant’s behalf. For each participating employee, the Company’s contribution is a 100% match of the employee’s contributions up to a 3% contribution level and a 50% match of the employee’s contributions from a 3% to a 6% contribution level, with a maximum annual regular matching contribution of $ 13,050 during 2021. All contributions to the plan, including those made by the Company, vest immediately. The Board may also, at its sole discretion, provide that the Company will make additional contributions to employee 401(k) plan accounts, which would also vest immediately.

In November 2015, our Board approved and adopted the 2015 Deferred Compensation Plan to allow non-employee directors and certain key employees, including each of the NEOs, to defer receipt of some or all of their cash compensation, subject to certain limitations. Although not currently anticipated and subject to prior Compensation Committee approval, discretionary employer contributions are also permitted to the 2015 Deferred Compensation Plan. Individuals participating in the 2015 Deferred Compensation Plan receive distributions of their respective balances based on predetermined payout schedules or other events as defined by the plan and are also able to direct investments made on their behalf among investment alternatives permitted from time to time under the plan, including phantom Main Street stock units for which shares of Main Street common stock will be issued upon distribution. The 2015 Deferred Compensation Plan became effective on January 1, 2016.

Perquisites

The Company provides no other material benefits, perquisites or retirement benefits to the NEOs.

Potential Payments Upon Change in Control or Termination of Employment

Unless the terms of an award provide otherwise, in the event of a specified transaction involving a “change in control” (as defined in the 2015 Equity and Incentive Plan) in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding awards, or for the grant of substitute awards, by the acquirer or survivor. In the event no such assumption or substitution occurs, each stock-based award, subject to its terms, will become fully vested or exercisable prior to the change in control on a basis that gives the holder of the award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the change in control following vesting or exercise. The award will terminate upon consummation of the change in control.

Transactions involving a “change in control” under the 2015 Equity and Incentive Plan include the following, other than where Main Street’s stockholders continue to have substantially the same proportionate ownership in an entity which owns substantially all of Main Street’s assets immediately following such transaction:

●	a single person or entity or group of persons and/or entities, other than Main Street, any of its employee benefit plans, a company owned by Main Street’s stockholders in substantially the same proportions as their ownership in Main Street or an underwriter temporarily holding securities pursuant to an offering by Main Street, becomes the beneficial owner of more than 30% of the combined voting power of Main Street’s voting securities then outstanding;
●	a change in the membership of the Board such that the individuals who, as of the effective date of the 2015 Equity and Incentive Plan, constitute the Board (the “Continuing Directors”), and any new director whose election or nomination to the Board was approved by a vote of at least a majority of the Continuing Directors, cease to constitute at least a majority of the Board;

●	a merger, reorganization or business combination of Main Street or one of its subsidiaries with or into any other entity, other than where the holders of Main Street’s voting securities outstanding immediately before such transaction would represent immediately thereafter more than a majority of the combined voting power of the voting securities of Main Street or the surviving entity or the parent of such surviving entity;
●	a sale or disposition of all or substantially all of Main Street’s assets, other than where the holders of Main Street’s voting securities outstanding immediately before such transaction hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer or the parent of such acquirer of such assets; or
●	Main Street’s stockholders approve a plan of complete liquidation or dissolution of Main Street.

Our restricted stock awards also provide that upon a participant’s death, disability, involuntary termination without cause or voluntary termination with good reason (each as defined in the award agreement), the unvested shares of restricted stock will fully vest. The number of shares and value of unvested restricted stock for each NEO as of December 31, 2021 that would have vested under the acceleration scenarios described above is shown under “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End.”

In addition, NEOs who participate in the 2015 Deferred Compensation Plan could receive a distribution of their balances in that plan in connection with their death, disability or termination of employment, depending on their distribution elections under the plan. The aggregate balance in the 2015 Deferred Compensation Plan of each NEO as of December 31, 2021 is shown under “Compensation of Executive Officers — Nonqualified Deferred Compensation.”

Other than the accelerated vesting of restricted stock and amounts due under the 2015 Deferred Compensation Plan, we currently would not incur any other payment obligations to our NEOs in the event of a change in control or any of the aforementioned causes of termination of employment.

1940 Act Restrictions on Company Performance Based Compensation

The 1940 Act provides that a BDC such as Main Street may maintain either an equity incentive plan or a “profit-sharing plan”, but not both, for its NEOs and other employees. For example, a BDC cannot maintain a compensation plan that awards employees shares of common stock based solely on operating or financial results, because such plan would have features of both an equity incentive plan and a “profit-sharing plan”. The Compensation Committee believes that equity incentives closely align the interests of NEOs and employees with those of the Company’s stockholders. Accordingly, Main Street has adopted and maintained equity incentive plans for its NEOs and employees since 2008. As a result, the 1940 Act prohibits Main Street from having a “profit-sharing plan.”

The term “profit-sharing plan” is very broadly defined in the 1940 Act but in this context is generally viewed as referring to incentive and other compensation being directly tied to a company’s gross or net income or any other indicia of the company’s overall financial performance, such as realized gains or losses and unrealized appreciation or depreciation on investments. In this regard, the SEC has indicated that a compensation program possesses profit-sharing characteristics if a company is obligated to make payments under the program based on company performance metrics.

Due to these restrictions imposed by the 1940 Act, the Compensation Committee is not permitted to use nondiscretionary or formulaic Company performance goals or criteria to determine executive incentive compensation. Instead, the Committee considers overall Company performance along with other factors, including individual performance criteria, and uses its discretion in determining the appropriate compensation for NEOs and other key employees. The Compensation Committee’s objective is to work within the 1940 Act regulatory framework to establish appropriate compensation levels, maintain pay-for-performance alignment and implement compensation best practices.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies to the extent compensation paid to any “covered employee” exceeds $1 million in a given year. To the extent any of our “covered employees” receives compensation in excess of $1 million for any year, Main Street generally cannot deduct such excess compensation for U.S. federal income tax purposes. For purposes of Section 162(m), a “covered employee” includes our CEO, our CFO and each of our other NEOs; in addition, once a person is determined to be a covered employee, such person continues to be a covered employee regardless of whether such person remains an NEO.

While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee also considers other factors in making compensation decisions as noted herein and retains the flexibility to authorize amounts and forms of compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by the Company for tax purposes.

Stockholder Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, our stockholders provided an advisory vote with 92% of the votes cast approving our compensation philosophy, policies and procedures and the 2020 fiscal year compensation of our NEOs (the “Advisory Vote”). Subsequently, the Compensation Committee considered the results of the Advisory Vote in determining compensation policies and decisions of the Company. The Advisory Vote affected the Company’s executive compensation decisions and policies by reaffirming the Company’s compensation philosophies, and the Compensation Committee will continue to use these philosophies and past practice in determining future compensation decisions.

2021 Compensation Determination

The Compensation Committee analyzed the competitiveness of the components of compensation described above on both an individual and aggregate basis. The Committee believes that the total compensation paid to the NEOs for the fiscal year ended December 31, 2021, is consistent with the overall objectives of Main Street’s executive compensation program.

Base Salary

The Compensation Committee annually reviews the base salary of each executive officer, including each NEO, and determines whether or not to increase it in its sole discretion. Increases to base salary can be awarded to recognize, among other things, relative performance, changes in roles and responsibilities, relative cost of living and competitive market pressures.

In 2021, the Compensation Committee approved base salary increases for each NEO at levels the Compensation Committee concluded were appropriate for the roles and responsibilities for each NEO and to align each NEO’s compensation with similar executive officers of comparable companies. The Compensation Committee’s goal in setting the base salary levels for the NEOs is to adequately compensate the NEOs for expected base levels of performance and provide for the adequate retention of the NEOs.

The amount of annual base salary paid to each NEO for 2021 is presented under the caption entitled “Compensation of Executive Officers — Summary Compensation Table.” The Committee believes that the salary increases and resulting base salaries were competitive in the marketplace and appropriate for Main Street executives as the base component of their overall compensation packages.

Annual Cash Incentive Bonus

Cash bonuses are determined annually by the Compensation Committee and are based on individual and corporate performance objectives coupled with Committee discretion as appropriate. The 2021 performance criteria used for determining the cash bonuses for NEOs included, among other things, the following:

●	significant overperformance of corporate financial objectives for 2021 versus both budget and historical periods, including record performance levels on all key financial metrics, including total investment income, distributable net investment income, net investment income, net unrealized appreciation, net realized gains and net income return on equity;
●	significant overperformance of corporate objectives for investment activity in 2021 versus both budget and historical periods, including record levels of gross and net investment activity in Main Street’s lower middle market and private loan investment strategies;
●	significant increases in value delivered to Main Street’s stockholders in 2021 through the combination of significant increases in Main Street’s monthly dividends paid to stockholders, supplemental dividends paid in December 2021 and declared for the first quarter of 2022 and significant growth in Main Street’s net asset value (NAV) per share;
●	significant overperformance of long-term corporate objectives, particularly those related to the Company’s long-term goals of:
●	maintaining and growing monthly dividends, and generating distributable net investment income in excess of such monthly dividends,
●	delivering Main Street’s superior financial results while maintaining a conservative leverage profile and overall capital structure,
●	maintaining Main Street’s investment grade rating, and
●	strategically accessing the debt and equity capital markets to allow for the continued future growth of Main Street’s investment portfolio;
●	contributions to the significant growth of the Company’s asset management business through the Company’s wholly owned investment adviser, MSC Adviser I, LLC (the “External Investment Manager”) and strong performance of the funds and assets managed for third parties by the External Investment Manager;
●	individual performance and achievement of individual goals, as well as the contribution to corporate objectives;
●	contributions to the Company’s efforts to navigate the significant challenges and negative impacts caused by the COVID-19 pandemic to the Company’s performance and the performance of the Company’s portfolio companies;
●	maintaining liquidity and capital flexibility, and when appropriate working to increase such liquidity and capital flexibility, to accomplish the Company’s business objectives and mitigate the potential impacts of unexpected economic volatility;
●	maintaining the highest ethical standards, internal controls and adherence to regulatory requirements; and
●	appropriate and planned development of personnel.

The Company paid cash bonuses to NEOs for 2021 performance in recognition of Main Street’s record financial results and operating performance and each NEO’s significant contributions to Main Street’s performance. The Compensation Committee considered a number of major achievements and other positive and negative factors when evaluating the cash bonuses paid to NEOs for 2021. The net result of these considerations resulted in significant increases in the cash bonuses paid to the NEOs in comparison to prior year and other historical periods and an increase in the total cash bonuses paid to our employees in comparison to prior year and other historical periods. In particular, cash bonuses paid to NEOs for 2021 performance included recognition of Main Street’s ability to generate record results on all key current year metrics, as discussed above, while also maintaining focus on achieving the Company’s long-term goals, resulting in significant growth of the Company’s investment portfolio and overall business and significant improvements in the Company’s capital structure and liquidity position. The Company’s record performance in 2021 resulted in strong returns for the Company’s stockholders.

Other positive factors considered by the Compensation Committee included:

●	significant growth of the Company’s lower middle market and private loan investment portfolios, in both cases well in excess of the Company’s annual goals and prior period records;
●	strong financial performance and the achievement of several key goals at MSC Income Fund, Inc., the non-traded business development company managed by the External Investment Manager;
●	successful launch and significant growth of MS Private Loan Fund I, LP, a private investment fund managed by MSC Adviser;
●	continued focus on increasing the portion of the Company’s investment portfolio comprised of its lower middle market and private loan investment strategies and deemphasizing its middle market investment strategy and portfolio;
●	significant progress on the vast majority of the Company’s key long-term strategic initiatives established by management and reviewed periodically by the Compensation Committee and the Board (the “Strategic Initiatives”);
●	continuation of our focus on and improvement of the key ESG aspects of our business;
●	growth of our investment management team through the hiring and integration of several key additions;
●	continuation of our low total operating cost structure in comparison to peer organizations;
●	maintenance of an investment grade rating from Standard & Poor’s Ratings Services;
●	efficient use of our at-the-market, or ATM, equity offerings to issue equity as needed while maintaining a conservative leverage ratio;
●	amendment of our credit facility to increase the total commitments, extend maturity and further diversify the lenders participating in the credit facility;
●	issuance of incremental investment grade notes to diversify our capital structure and increase our liquidity; and
●	low employee turnover and development of talented personnel.

Negative factors considered by the Compensation Committee included:

●	realized losses incurred on certain investments;

●	increased number of non-accruals outstanding at year-end; and
●	less than desired progress on a limited number of the Strategic Initiatives.

The Compensation Committee did not weight these achievements or the positive and negative factors and used discretion in determining the cash bonus amount allocated to each executive. In summary, the performance of the NEO group and management team overall was consistently at a high level in 2021 resulting in excellent financial results and operating performance.

The amount of cash bonus paid to each NEO for 2021 is presented under the caption entitled “Compensation of Executive Officers — Summary Compensation Table.” The Committee believes that these cash bonus awards are individually appropriate based on 2021 performance. Such bonuses comprise a key component of the Company’s overall compensation program.

Long-Term Incentive Awards

The Company granted restricted shares to our NEOs in 2021 to recognize individual contributions to corporate strategic priorities and to the long-term performance of the Company. Other objectives of restricted stock awards were to assist with retention, align NEO interests with stockholder interests and to provide competitive total direct compensation. Contributions to the future success of the Company include expanded roles of NEOs within the Company, recruitment and development of personnel, advancement of strategic initiatives with benefits beyond the current year, development of appropriate capital structure alternatives and enhancement of the Company’s reputation with key constituents.

The number and value of restricted shares granted to each NEO in 2021 is presented under the caption entitled “Compensation of Executive Officers — Grants of Plan-Based Awards.” The Committee is currently assessing the potential for long-term incentive compensation through grants of restricted shares to our NEOs for 2022, which are expected to be awarded in April 2022.

Risk Management and Compensation Policies and Practices

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking and concluded:

●	compensation is allocated among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking;
●	significant weighting towards long-term incentive compensation discourages short-term risk taking;
●	executive goals are appropriately established across several key metrics and criteria in order to avoid an outcome where the failure to achieve any individual target would result in a large percentage loss of compensation;
●	clawback feature on restricted stock grants ensures that the Company is appropriately protected from any event that would trigger a clawback obligation; and
●	multi-year vesting of restricted stock coupled with share ownership guidelines properly account for the time horizon of risks.

Finally, in addition to the factors described above, incentive compensation decisions include subjective considerations that restrain the influence of formulae or objective-driven determinations that might lead to excessive risk taking.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with Main Street’s management and, based on our review and discussions, we recommended to the Board of Main Street that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John E. Jackson, Chair Arthur L. French Brian E. Lane Stephen B. Solcher

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes the compensation of our NEOs for the fiscal year ended December 31, 2021.

Summary Compensation Table

Name and Principal Position	Year		Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
Dwayne L. Hyzak	2021		$632,500	$2,600,000	$1,772,966	$23,291	$5,028,757
Member of the Board and Chief Executive Officer	2020		625,000	300,000	768,725	12,825	1,706,550
	2019		625,000	650,000	1,394,025	12,600	2,681,625
David L. Magdol	2021		$535,000	$2,275,000	$1,355,817	$14,586	$4,180,403
President and Chief Investment Officer	2020		515,000	260,000	691,842	12,825	1,479,667
	2019		500,000	650,000	2,511,669	12,600	3,674,269
Jesse E. Morris	2021		$518,750	$2,050,000	$1,147,242	$26,550	$3,742,542
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2020		495,000	250,000	614,976	12,825	1,372,801
	2019	(4)	205,538	500,000	1,502,710	—	2,208,248
Jason B. Beauvais	2021		$442,500	$1,150,000	$1,032,017	$14,586	$2,639,103
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2020		416,250	350,000	461,228	12,825	1,240,303
	2019		401,250	550,000	597,418	12,600	1,561,268
Brent D. Smith	2021	(5)	$248,542	$350,000	$521,477	$13,050	$1,133,069
Former Chief Financial Officer and Treasurer	2020		361,250	100,000	461,228	12,825	935,303
	2019		346,250	450,000	597,418	12,600	1,406,268

(1)	These amounts reflect annual cash bonuses earned by the NEOs based on individual and corporate performance as determined by the Compensation Committee.
(2)	These amounts represent the fair value of restricted stock awards in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date. Dividends paid on restricted stock awards are reflected in the grant date fair value and, therefore, are not shown in the table. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not correspond to the actual value that will be recognized by our NEOs upon the vesting of such grants. Please see the discussion of the assumptions made in the valuation of these awards in Note J to the audited consolidated financial statements included in the annual report accompanying this proxy statement.
(3)	These amounts reflect (i) employer matching contributions to NEO accounts in our 401(k) plan and (ii) employer reimbursements for approved NEO Concierge Medical Services. Payments for NEO Concierge Medical Services in 2021 were $10,241 for Mr. Hyzak; $1,536 for Mr. Magdol; $13,500 for Mr. Morris; and $1,536 for Mr. Beauvais. All other amounts in this column are employer 401(k) matching contributions.
(4)	The 2019 salary for Mr. Morris reflects salary paid to him between his start date with the Company on July 29, 2019 and December 31, 2019.
(5)	Mr. Smith’s employment with the Company ended effective August 31, 2021. The 2021 salary for Mr. Smith reflects salary paid to him between January 1, 2021 and August 31, 2021.

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted to our NEOs in fiscal year 2021:

Name	Grant Date	Stock Awards; Number of Shares of Stock(1)	Grant Date Fair Value of Stock Awards
Dwayne L. Hyzak	April 1, 2021	44,491	$1,772,966
David L. Magdol	April 1, 2021	34,023	1,355,817
Jesse E. Morris	April 1, 2021	28,789	1,147,242
Jason B. Beauvais	April 1, 2021	20,937	834,339
Jason B. Beauvais	July 1, 2021	4,798	197,678
Brent D. Smith	April 1, 2021	13,086	521,477

(1)	Restricted stock grants to NEOs under the 2015 Equity and Incentive Plan in 2021 vest ratably over three years from the grant date, and all underlying shares are entitled to dividends and voting rights beginning on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the awards of restricted stock for which forfeiture provisions have not lapsed and remained outstanding at December 31, 2021:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1)		Market Value of Shares of Stock That Have Not Vested(2)
Dwayne L. Hyzak	84,736	(3)	$3,801,257
David L. Magdol	85,867	(4)	3,851,994
Jesse E. Morris	69,071	(5)	3,098,525
Jason B. Beauvais	47,763	(6)	2,142,648
Brent D. Smith	—		—

(1)	No restricted stock awards have been transferred.
(2)	The market value of shares of stock that have not vested was determined based on the closing price of our common stock on the New York Stock Exchange at December 31, 2021.
(3)	41,133 shares will vest on April 1, 2022; 28,772 shares will vest on April 1, 2023; and 14,831 shares will vest on April 1, 2024, subject in each case to the NEO still being employed by us on the respective vesting date.
(4)	41,678 shares will vest on April 1, 2022; 32,848 shares will vest on April 1, 2023; and 11,341 shares will vest on April 1, 2024, subject in each case to the NEO still being employed by us on the respective vesting date.
(5)	29,737 shares will vest on April 1, 2022; 29,737 shares will vest on April 1, 2023; and 9,597 shares will vest on April 1, 2024, subject in each case to the NEO still being employed by us on the respective vesting date.
(6)	22,241 shares will vest on April 1, 2022; 16,943 shares will vest on April 1, 2023; and 8,579 shares will vest on April 1, 2024, subject in each case to the NEO still being employed by us on the respective vesting date.

Equity Awards Vested in Fiscal Year

The following table sets forth information regarding shares of restricted stock for which forfeiture restrictions lapsed during the fiscal year ended December 31, 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Dwayne L. Hyzak	37,846	$1,508,163
David L. Magdol	38,031	1,515,535
Jesse E. Morris	20,140	802,579
Jason B. Beauvais	18,041	742,844
Brent D. Smith (3)	53,755	2,203,235

(1)	Number of shares acquired upon vesting is before withholding of vesting shares by the Company to satisfy tax withholding obligations.
(2)	Value realized upon vesting is based on the closing price of our common stock on the vesting date.
(3)	In normal course, Mr. Smith acquired 18,641 shares upon vesting in 2021 for a realized value of $742,844. In addition, in recognition of his valuable service to Main Street as an officer, his efforts in transitioning his roles to successors and for certain ongoing obligations, the Board accelerated the vesting of the 35,114 remaining unvested shares of restricted stock previously granted to Mr. Smith under our 2015 Equity and Incentive Plan in connection with his resignation from Main Street on August 31, 2021 for an additional realized value of $1,460,391.

Nonqualified Deferred Compensation

The following table sets forth information regarding the activity during the fiscal year ended December 31, 2021 related to the accounts of our NEOs under the 2015 Deferred Compensation Plan:

Name	Aggregate Balance at December 31, 2020	2021 Executive Contributions(1)	2021 Company Contributions	2021 Aggregate Earnings(2)	2021 Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2021(3)
Dwayne L. Hyzak	$1,164,081	$139,813	—	$156,217	—	$1,460,111
David L. Magdol	1,118,963	119,125	—	67,086	—	1,305,173
Jesse E. Morris	360,903	191,042	—	58,427	—	610,371
Jason B. Beauvais	897,996	114,125	—	158,742	—	1,170,864
Brent D. Smith	243,985	10,000	—	18,156	—	272,141

(1)	The 2021 Executive Contributions shown above include amounts reported in the “Salary” column of the Summary Compensation Table for 2021 as follows: $94,813 for Mr. Hyzak; $80,125 for Mr. Magdol; $103,542 for Mr. Morris; $44,125 for Mr. Beauvais; and $0 for Mr. Smith. The remaining amounts included in 2021 Executive Contributions shown above represent contributions from bonuses that accrued in 2020 but were paid in 2021.
(2)	The 2021 Aggregate Earnings shown above represents earnings on amounts in the 2015 Deferred Compensation Plan during 2021. These amounts are not reported in the Summary Compensation Table.
(3)	The Aggregate Balance at December 31, 2021 shown above includes amounts reported in the Summary Compensation Table (or would have been reported if the person was an NEO) for prior years as follows: $967,898 for Mr. Hyzak; $613,000 for Mr. Magdol; $310,662 for Mr. Morris; $549,125 for Mr. Beauvais; and $49,400 for Mr. Smith.

In November 2015, our Board approved and adopted the 2015 Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan, to allow non-employee directors and certain key employees, including each of the NEOs, to defer receipt of some or all of their cash compensation, subject to certain limitations. Pursuant to the 2015 Deferred Compensation Plan, executives may contribute on a pre-tax basis up to 100% of their salary and cash bonus. Although not currently anticipated and subject to prior Compensation Committee approval, discretionary employer contributions are also permitted to the 2015 Deferred Compensation Plan. Individuals participating in the 2015 Deferred Compensation Plan receive distributions of their respective balances based on predetermined payout schedules or other events as defined by the plan. Amounts deferred under the plan earn a return based on the returns on certain investment alternatives permitted under the plan, including phantom Main Street stock units, as designated by the participant. The 2015 Deferred Compensation Plan became effective on January 1, 2016.

Potential Payments Upon Change in Control or Termination of Employment

As described in “Compensation Discussion and Analysis,” our restricted stock awards to employees, including NEOs, provide that upon certain transactions involving a change in control, or upon a participant’s death, disability, involuntary termination without cause or voluntary termination with good reason (each as defined in the award agreement), the unvested shares of restricted stock will fully vest. The number of shares and value of unvested restricted stock for each NEO as of December 31, 2021 that would have vested under the acceleration scenarios described above is shown under the heading “— Outstanding Equity Awards at Fiscal Year-End.”

In addition, NEOs who participate in the 2015 Deferred Compensation Plan could receive a distribution of their balances in that plan in connection with their death, disability or termination of employment, depending on their distribution elections under the plan. The aggregate balance in the 2015 Deferred Compensation Plan of each NEO as of December 31, 2021 is shown under the heading “— Nonqualified Deferred Compensation.”

Other than the accelerated vesting of restricted stock and amounts due under the 2015 Deferred Compensation Plan, we currently would not incur any other payment obligations to our NEOs in the event of a change in control or any of the aforementioned causes of termination of employment.

Chief Executive Officer Pay Ratio

For 2021, our last completed fiscal year, the median of the annual total compensation of all of our employees (other than Mr. Hyzak, our Chief Executive Officer (our “CEO”)) was $201,324, and the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $5,028,757. Based on this information, our CEO’s 2021 annual total compensation was approximately 25 times that of the median of the 2021 annual total compensation of all of our employees.

We selected December 31, 2021 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our employees (other than our CEO) for 2021. As of December 31, 2021, our employee population consisted of 80 individuals, all located in our Houston, Texas office. We compared the annual total compensation for our employee population in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which included salary, bonus, stock awards and employer matching contributions to employee accounts in our 401(k) plan. In making this determination, we annualized the compensation of 20 employees who were hired in 2021 but did not work for us the entire fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 14, 2022, information with respect to the beneficial ownership of our common stock by:

●	each person known to us to beneficially own more than five percent of the outstanding shares of our common stock;
●	each of our directors and executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There is no common stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date. Percentage of beneficial ownership is based on shares of common stock outstanding as of February 14, 2022.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder and maintains an address c/o Main Street Capital Corporation. Our address is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.

	Shares Owned Beneficially
Name	Number		Percentage
Independent Directors:
Arthur L. French(1)	85,773	(2)	*
J. Kevin Griffin	49,303	(3)	*
John E. Jackson	47,922	(4)	*
Brian E. Lane	27,124	(5)	*
Kay Matthews	8,806	(6)	*
Dunia A. Shive	9,832	(7)	*
Stephen B. Solcher	31,242	(8)	*
Interested Directors:
Vincent D. Foster	1,899,191	(9)	2.65%
Dwayne L. Hyzak	435,355		*
Executive Officers:
David L. Magdol	432,566		*
Jesse E. Morris	98,504		*
Jason B. Beauvais	140,764		*
All Directors and Executive Officers as a Group (12 persons)	3,266,383		4.56%

*Less than 1%

(1)	Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term at the Annual Meeting.
(2)	Includes 54,938 shares of common stock held by French Family Ranch Ltd., which are beneficially owned by Mr. French, and 28,269 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(3)	Includes 28,503 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.

(4)	Includes 1,575 shares of common stock held by Mr. Jackson’s wife and 27,319 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(5)	Includes 19,220 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(6)	Includes 6,159 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(7)	Includes 7,090 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(8)	Includes 23,101 phantom stock units under the 2015 Deferred Compensation Plan. The director has no investment or voting powers for phantom stock units held under the 2015 Deferred Compensation Plan.
(9)	Includes 187,721 shares of common stock held by family and charitable trusts. For each of these trusts, Mr. Foster acts as trustee, may from time to time direct the trustee to vote or dispose of these shares and/or holds a remainder interest therein.

The Board has established stock ownership guidelines pursuant to which independent directors and certain key employees, including each executive officer listed in the table above, are required to achieve and maintain minimum levels of stock ownership. Restricted stock awards under our 2015 Equity and Incentive Plan are subject to clawback provisions in the event that the recipient of the grant engages in certain prohibited conduct or causes the need for the Company to restate previously issued financial statements. Our Corporate Governance and Stock Ownership Guidelines may be found at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website.

The following table sets forth, as of February 14, 2022, the dollar range of our equity securities that is beneficially owned by each of our directors.

Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors:
Vincent D. Foster	over $100,000
Dwayne L. Hyzak	over $100,000
Independent Directors:
Arthur L. French(4)	over $100,000
J. Kevin Griffin	over $100,000
John E. Jackson	over $100,000
Brian E. Lane	over $100,000
Kay Matthews	over $100,000
Dunia A. Shive	over $100,000
Stephen B. Solcher	over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned by our directors is based on the closing price of our common stock on the New York Stock Exchange of $42.29 per share as of February 14, 2022.
(3)	The dollar ranges of equity securities beneficially owned are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

(4)	Mr. French has informed the Board that he has decided not to stand for re-election to the Board at the end of his current term at the Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board to review Main Street’s financial matters. Each member of the Audit Committee meets the independence requirements established by the 1940 Act and under the applicable listing standards of the New York Stock Exchange. As the Audit Committee, we are responsible for the selection, engagement, compensation, retention and oversight of Main Street’s independent registered public accounting firm. We are also responsible for recommending to the Board that Main Street’s audited financial statements be included in its annual report on Form 10-K for the fiscal year.

In making our recommendation that Main Street’s financial statements be included in its annual report on Form 10-K for the year ended December 31, 2021, we have taken the following steps:

●	We discussed with Grant Thornton LLP, or Grant Thornton, Main Street’s independent registered public accounting firm for the year ended December 31, 2021, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.
●	We conducted periodic executive sessions with Grant Thornton, with no members of Main Street’s management present during those discussions. Grant Thornton did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.
●	We received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with us concerning independence, and we discussed with Grant Thornton its independence from Main Street. We also considered whether the provision of non-audit services to Main Street is compatible with Grant Thornton’s independence.
●	We determined that there were no former Grant Thornton employees, who previously participated in the Main Street audit, engaged in a financial reporting oversight role at Main Street.
●	We reviewed, and discussed with Main Street’s management and Grant Thornton, Main Street’s audited consolidated balance sheet at December 31, 2021, and consolidated statements of income, changes in net assets and cash flows for the year ended December 31, 2021.

Based on the reviews and actions described above, we recommended to the Board that Main Street’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

THE AUDIT COMMITTEE

J. Kevin Griffin, Chair John E. Jackson Kay Matthews Stephen B. Solcher

APPROVAL OF A PROPOSAL TO PERMIT US TO INCREASE THE MAXIMUM AMOUNT OF LEVERAGE THAT WE ARE CURRENTLY PERMITTED TO INCUR BY REDUCING THE ASSET COVERAGE REQUIREMENT APPLICABLE TO US FROM 200% TO 150%, TO BECOME EFFECTIVE THE FIRST DAY AFTER THE ANNUAL MEETING

(ITEM 2)

Background and 1940 Act Requirements

As a BDC, we are required under the 1940 Act to meet a minimum asset coverage ratio of at least 200%, reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred stock we may issue in the future. We have received exemptive relief from the SEC to exclude the SBA-guaranteed debentures issued by any small business investment company (“SBIC”) subsidiary from the senior securities included in our asset coverage ratio. A BDC may elect to be subject to an asset coverage ratio of at least 150% (the “Reduced Asset Coverage Requirement”) if certain conditions are satisfied. The Reduced Asset Coverage Requirement permits a BDC to have a debt-to-equity ratio of a maximum of 2x (i.e. $2 of debt outstanding for each $1 of equity) as compared to a maximum of 1x (i.e. $1 of debt outstanding for each $1 of equity) under the 200% asset coverage requirement (without giving effect to any exemptive relief with respect to SBIC debentures).

In order for an exchange-listed BDC, like us, to be subject to the Reduced Asset Coverage Requirement, the BDC must obtain either: (i) approval of the required majority of its non-interested directors who have no financial interest in the proposal, which would become effective one year after the date of such approval, or (ii) stockholder approval (of more than 50% of the votes cast for the proposal), which would become effective on the first day after the date of such stockholder approval.

On February 23, 2022, our Board, including a majority of non-interested directors who have no financial interest in the proposal, approved adopting the Reduced Asset Coverage Requirement, which will automatically become effective on February 23, 2023.

In addition, on February 23, 2022, our Board determined that it is in our and our stockholders’ best interests to adopt, and is recommending that our stockholders vote in favor of adopting, the Reduced Asset Coverage Requirement at the Annual Meeting (the “Reduced Asset Coverage Proposal”). If the Reduced Asset Coverage Proposal is approved by our stockholders at the Annual Meeting, we would become subject to a reduced asset coverage ratio of at least 150%, effective on the first day after the Annual Meeting. If the Reduced Asset Coverage Proposal is not approved by our stockholders at the Annual Meeting, the Reduced Asset Coverage Requirement will become effective as of February 23, 2023, consistent with our Board’s prior approval.

As of December 31, 2021, we had approximately $3,690 million in total assets and $1,455 million of borrowings outstanding (excluding our SBIC debentures). If the Reduced Asset Coverage Proposal is approved, based on our total assets as of December 31, 2021 (excluding our SBIC debentures), we would be permitted to incur approximately $2,101 million in additional borrowings, for a total amount of borrowings outstanding equal to $3,556 million (excluding our SBIC debentures) and total assets of approximately $5,791 million.

Recommendation and Rationale

In considering the Reduced Asset Coverage Proposal, the Board considered and evaluated various factors, including the following (each, as discussed more fully below):

●	Additional flexibility and cushion under the Company’s regulatory leverage ratio limits in the event of a major negative macro event, similar to the COVID-19 pandemic, which may have a negative impact on the fair value of the Company’s existing investment portfolio;
●	The additional flexibility to manage capital to take advantage of attractive investment opportunities and better optimize the timing of potential equity capital raises;

●	The potential impact (both positive and negative) on net investment income, return to stockholders and net asset value; and
●	The additional flexibility to make required regulated investment company distributions without violating the 1940 Act.

Additional flexibility and cushion under the Company’s regulatory leverage ratio limits in the event of a major negative macro event, similar to the COVID-19 pandemic, which may have a negative impact on the fair value of the Company’s existing investment portfolio.

Our primary goal in obtaining approval for the Reduced Asset Coverage Requirement is to increase our operational flexibility in maintaining compliance with the minimum asset coverage ratio under the 1940 Act under certain conditions, such as periods of significant negative macro events. The higher leverage thresholds will permit us greater flexibility to maintain a stable liquidity position and ensure that we continue to comply with the minimum asset coverage ratio required under the 1940 Act during times of significant macro disruptions, such as those experienced during the height of the COVID-19 global pandemic, which could have a negative impact on the fair value of our investment portfolio and thus reduce the asset coverage ratio until such a macro disruption is resolved. In those situations where we may experience higher leverage, we expect to use proceeds from prepayments and repayments, as well as proceeds from equity capital raises, to reduce our leverage outstanding, but may also maintain liquidity and borrowing capacity in anticipation of new investment fundings.

We expect to continue to be prudent in our utilization of leverage. Once the increase in leverage is effected, we initially intend to operate with a asset coverage ratio target range of 240% to 210% (above our current 200% asset coverage requirement and well above the Reduced Asset Coverage Ratio Requirement of 150%) and a debt to equity ratio (calculated as all senior securities excluding our SBIC debentures divided by net asset value) target range of 0.7x to 0.9x.

The additional flexibility to manage capital to take advantage of attractive investment opportunities and better optimize the timing of potential equity capital raises.

An additional benefit of the Reduced Asset Coverage Requirement is increased ability to take advantage of attractive investment opportunities. We cannot predict when attractive investment opportunities will present themselves, and attractive opportunities may arise at a time when market conditions are not favorable to raising additional equity capital. If we are not able to access additional capital (either at all or on favorable terms) when attractive investment opportunities arise, our ability to execute on such attractive investment opportunities could be adversely affected. Based on our balance sheet as of December 31, 2021, reducing the asset coverage requirement applicable to us from 200% to 150% (excluding our SBIC debentures) would allow us to borrow approximately $2,101 million in additional capital and increase our total assets to approximately $5,791 million. This amount would provide additional flexibility to pursue attractive investment opportunities. Our Board believes that the greater deal flow that may be accommodated with this additional flexibility would enable us to participate more meaningfully in our investment strategies and to make larger investments in our portfolio companies with no loss of diversification of the overall portfolio. However, as discussed above, despite the additional flexibility provided, we would expect to continue to be prudent in our utilization of leverage.

In addition, our Board believes that the capital made available by incurring additional leverage would allow us to better manage our capital and to only undertake equity capital raises when market conditions are deemed optimal given the current market conditions.

Our Board noted that 70.5% of our total assets at fair value consist of debt investments and 96.3% of our debt investments at cost were invested in first-lien senior secured debt as of December 31, 2021, and that a portfolio comprised of such assets is well suited to take advantage of additional leverage.

The potential impact (both positive and negative) on net investment income, return to stockholders, and net asset value.

We believe having the operating flexibility to incur additional leverage is in the best interests of our stockholders because it would permit us to increase our net investment income with a larger investment portfolio as well as enable us to use lower cost debt capital and optimize the timing of additional higher cost equity capital raises. Increasing our net investment income will enable us to more easily maintain and/or increase our distributions to stockholders from net investment income, and together with raising future equity capital on more favorable terms and conditions, should enable us to augment the returns to our stockholders through a higher return on equity.

However, our Board noted that the converse was also true and, if our net investment income or the value of our assets decreased, additional leverage would cause our income and/or net asset value to decline more sharply than it otherwise would have if we did not employ such additional leverage, increasing the risk of investing in our common stock. In addition, we would have to service any additional debt that we incur, including interest expense on debt and dividends on preferred stock that we may issue, as well as the fees and costs related to the entry into or amendments to debt facilities. These expenses (which may be higher than the expenses on our current borrowings due to the rising interest rate environment) would decrease net investment income, and our ability to pay such expenses will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures.

Additional flexibility to make required regulated investment company distributions without violating the 1940 Act.

By lowering the asset coverage requirement to 150%, we will have additional flexibility, subject to compliance with the covenants under any debt facilities, to continue making the distributions to stockholders required to maintain our qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. This additional flexibility may be helpful in circumstances where the value of our assets, and thus our asset coverage, declines, but the level of our net investment income remains relatively constant (i.e., we continue to have cash available to make any necessary distributions to stockholders). If we were to fail to make required distributions and no longer qualify as a regulated investment company, we would be subject to corporate-level U.S. federal income taxes.

Illustrations of the Effect of Lowering the Required Asset Coverage Ratio

Leverage Tables

The following table illustrates the effect of leverage on returns from an investment in our common stock assuming that we employ (1) our actual amount of borrowings as of December 31, 2021, (2) a hypothetical maximum amount of borrowings under an asset coverage ratio of 200% (excluding our SBIC debentures), and (3) a hypothetical maximum amount of borrowings under the Reduced Asset Coverage Requirement (excluding our SBIC debentures), each at various annual returns, net of expenses. The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below.

	Annual Return on Our Portfolio (Net of Expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to common stockholder assuming actual asset coverage as of December 31, 2021 (222%)(1)	-24.2%	-13.9%	-3.6%	6.7%	17.0%
Corresponding return to common stockholder assuming 200% asset coverage(2)	-26.8%	-15.6%	-4.3%	6.9%	18.1%
Corresponding return to common stockholder assuming 150% asset coverage(3)	-40.7%	-24.5%	-8.3%	7.9%	24.1%

(1)	Assumes $3,690.3 million in total assets, $1,805.0 million in debt outstanding, $1,788.8 million in stockholders’ equity, and an average cost of funds of 3.6%. Actual interest payments may be different.

(2)	Assumes $4,015.7 million in total assets including debt issuance costs on a pro forma basis, $2,103.4 million in debt outstanding, $1,788.8 million in stockholders’ equity, and an average cost of funds of 3.6% after inclusion of the hypothetical estimated incremental cost of debt that would be incurred on offering the maximum permissible debt under the 200% asset coverage. Actual cost of funds on the hypothetical additional debt and interest payments may be different.
(3)	Assumes $5,791.3 million in total assets including debt issuance costs on a pro forma basis, $3,906.1 million in debt outstanding, $1,788.8 million in stockholders’ equity, and an average cost of funds of 3.8% after inclusion of the hypothetical estimated incremental cost of debt that would be incurred on offering the maximum permissible debt under the 150% asset coverage. Actual cost of funds on the hypothetical additional debt and interest payments may be different.

Fees and Expenses Table

The following table is intended to assist stockholders in understanding the various costs and expenses that an investor in our common stock will bear, directly or indirectly, assuming that we employ (1) the actual amount of borrowings as of December 31, 2021, (2) a hypothetical maximum amount of borrowings under an asset coverage ratio of 200% (excluding our SBIC debentures), and (3) a hypothetical maximum amount of borrowings under the Reduced Asset Coverage Requirement (excluding our SBIC debentures). However, we caution you that some of the percentages indicated in the table below are estimates and may vary significantly. The footnotes to the fee table state which items are estimates. Except where the context suggests otherwise, stockholders will indirectly bear such fees or expenses.

Estimated Annual Expenses (as a percentage of net assets attributable to common stock):(1)	Actual asset coverage as of December 31, 2021 (222%)(2)	Maximum borrowings under 200% asset coverage(3)	Maximum borrowings under 150% asset coverage(4)
Operating expenses(5)(6)	3.23%	3.23%	3.23%
Interest and fees paid in connection with borrowed funds(7)	3.29%	4.30%	8.27%
Income tax expense(8)	1.84%	1.84%	1.84%
Acquired fund fees and expenses(9)	0.30%	0.30%	0.30%
Total annual expenses(10)	8.66%	9.67%	13.64%

(1)	“Net assets attributable to common stock” equals our net assets for the year ended December 31, 2021, which is approximately $1,788.8 million.
(2)	Expenses for the “Actual asset coverage as of December 31, 2021 (222%)” column are based on actual expenses incurred for the year ended December 31, 2021.
(3)	Expenses for the “200% asset coverage” column are based on hypothetical expenses for the year ended December 31, 2021, which assume a hypothetical asset coverage ratio of 200%, the maximum amount of borrowings that currently could be incurred by the Company. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.
(4)	Expenses for the “150% asset coverage” column are based on hypothetical expenses for the year ended December 31, 2021, which assume a hypothetical asset coverage ratio of 150%, the maximum amount of borrowings that could be incurred by the Company upon effectiveness of the Reduced Asset Coverage Requirement. This information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.
(5)	“Operating expenses” in this table represent our operating expenses for the year ended December 31, 2021.

(6)	We do not have an investment adviser and are internally managed by our executive officers under the supervision of the Board. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(7)	“Interest and fees paid in connection with borrowed funds” represents our actual estimated interest, fees and credit facility expenses incurred for the year ended December 31, 2021. For the purposes of the 200% and 150% asset coverage column, these are based on hypothetical expenses for the year ended December 31, 2021 and assume additional borrowings are made to the maximum permissible debt at the weighted average cost of our actual outstanding unsecured notes as of December 31, 2021.
(8)	Income tax expense relates to the accrual of (a) deferred tax provision (benefit) primarily related to loss carryforwards, timing differences in net unrealized appreciation or depreciation and other temporary book tax differences from our portfolio investments held in Taxable Subsidiaries and (b) excise, state and other taxes. Deferred taxes are non-cash in nature and may vary significantly from period to period. We are required to include deferred taxes in calculating our annual expenses even though deferred taxes are not currently payable or receivable. Due to the variable nature of deferred tax expense, which can be a large portion of the income tax expense, and the difficulty in providing an estimate for future periods, this income tax expense estimate is based upon the actual amount of income tax expense for the year ended December 31, 2021.
(9)	Acquired fund fees and expenses represent the estimated indirect expense incurred due to investments in other investment companies and private funds.
(10)	“Total annual expenses” is the sum of “operating expenses”, “interest and fees paid in connection with borrowed funds”, “income tax expense” and “acquired fund fees and expenses.” “Total annual expenses” is presented as a percentage of net assets attributable to common stockholders because the holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) bear all of our fees and expenses, including the fees and expenses of our wholly-owned consolidated subsidiaries, all of which are included in this fee table presentation.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock, assuming (1) the actual amount of borrowings as of December 31, 2021, (2) a hypothetical maximum amount of borrowings under an asset coverage ratio of 200% (excluding our SBIC debentures), and (3) a hypothetical maximum amount of borrowings under the Reduced Asset Coverage Requirement (excluding our SBIC debentures). These amounts are based upon our payment of annual operating expenses at the levels set forth in the table above and assume no additional leverage.

	1 Year	3 Years	5 Years	10 Years
Based on the Actual Asset Coverage as of December 31, 2021 (222%)
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$85	$246	$395	$723
Based on 200% Actual Asset Coverage
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$94	$270	$430	$769
Based on 150% Actual Asset Coverage
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return	$131	$359	$549	$899

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or lesser than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or lesser than 5%. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below net asset value.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. Abstentions and broker non-votes, if any, will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

THE BOARD HAS APPROVED AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO PERMIT US TO INCREASE THE MAXIMUM AMOUNT OF LEVERAGE THAT WE ARE CURRENTLY PERMITTED TO INCUR BY REDUCING THE ASSET COVERAGE REQUIREMENT APPLICABLE TO US FROM 200% TO 150%, TO BECOME EFFECTIVE THE FIRST DAY AFTER THE ANNUAL MEETING

APPROVAL OF THE 2022 EQUITY AND INCENTIVE PLAN

(ITEM 3)

Background and Purpose

Our Board and executive management believe that Main Street’s successful performance depends on our ability to offer fair compensation packages to our professionals that are competitive with those offered by other investment management businesses. The specialized nature of our business, the competitiveness of our market and the skills and importance of our employees make retention critical. The ability to offer equity-based and incentive compensation to our professionals, which helps to align employee behavior with stockholder interests and provides a retention tool, is important to our future growth and success.

Our Board has been judicious in its use of equity-based compensation under our existing 2015 Equity and Incentive Plan that was previously authorized by our stockholders in May 2015. Remaining shares under the 2015 Equity and Incentive Plan have been substantially depleted since implementation, and the term of the plan expires in the next few years. Without approval of a new or amended equity-based compensation plan, we would need to make changes to our long-term incentive program that would limit our ability to provide market-competitive compensation to attract and retain the caliber of employees necessary to achieve superior performance.

On February 23, 2022, our Board adopted the 2022 Equity and Incentive Plan and recommended that it be submitted to our stockholders for their approval at the Annual Meeting. The terms of the 2022 Equity and Incentive Plan are substantially similar to the terms of our existing 2015 Equity and Incentive Plan and provide for grants of restricted stock, incentive stock options, non-statutory stock options, dividend equivalent rights, other stock-based awards, and cash-based or stock-based performance awards, collectively, “Awards,” to our existing and future employees, collectively, the “Participants.” If stockholders approve the 2022 Equity and Incentive Plan at the Annual Meeting, no further Awards will be issued under the 2015 Equity and Incentive Plan.

The effective date of the 2022 Equity and Incentive Plan is the date on which it is approved by our stockholders. As of the date of this proxy statement, no Awards have been made pursuant to the 2022 Equity and Incentive Plan.

The following is a summary of certain principal features of the 2022 Equity and Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the 2022 Equity and Incentive Plan. You are urged to read the actual text of the 2022 Equity and Incentive Plan in its entirety, which is set forth in Attachment A.

Shares Available for Awards

Under the 2022 Equity and Incentive Plan, the total number of shares of our common stock that may be subject to restricted stock awards, other stock-based awards or performance awards, including options, is 5,000,000 shares. This amount of shares available for awards is an increase of 67% from the 3,000,000 shares that are available for awards under the 2015 Equity and Incentive Plan; however, since we proposed the 2015 Equity and Incentive Plan for approval by our stockholders in 2015, our number of employees, market capitalization and total assets have each increased over 100%.

The maximum number of shares of common stock for which any Participant may be granted Awards in any calendar year is 500,000. Shares underlying Awards which expire or otherwise terminate, in whole or in part, shall revert to and again become available for issuance under the 2022 Equity and Incentive Plan. Any shares used for tax withholding shall not revert to and again become available for issuance under the 2022 Equity and Incentive Plan.

The shares of our common stock subject to the 2022 Equity and Incentive Plan may be unissued shares or reacquired shares bought on the market or otherwise. Our Board is authorized to adjust the limitation on shares available for Awards and outstanding Awards in the event of a dividend or other distribution payable in shares of our common stock, or any division, combination or reclassification of our shares of common stock.

Use of Restricted Stock

The 2022 Equity and Incentive Plan contemplates, among other things, grants of restricted stock. A grant of restricted stock is a grant of shares of our common stock that, at the time of issuance, are subject to certain forfeiture provisions, and thus are restricted as to transferability until the forfeiture restrictions have lapsed. The restrictions on the restricted stock issued pursuant to the 2022 Equity and Incentive Plan may relate to continued employment with us (lapsing either on an annual or other periodic basis or on a “cliff” basis, i.e., at the end of a stated period of time) or other restrictions deemed by our Compensation Committee from time to time to be appropriate and in our and our stockholders’ best interests, including the achievement of performance goals.

We believe that the particular characteristics of our business, our dependence on key personnel to conduct our business effectively and the competitive environment in which we operate require the use of equity-based compensation for our personnel. We strongly believe that the most appropriate form of equity-based compensation that we can offer is restricted stock. Relative to other forms of equity-based compensation, restricted stock will allow us to (1) develop superior alignment in business plan, stockholder interests and employee interests; (2) manage dilution associated with equity-based compensation; and (3) match the return expectations of the business more closely with our equity-based compensation. We believe that restricted stock has a clear and meaningful benefit to our stockholders and our business prospects. Therefore, although the 2022 Equity and Incentive Plan allows for awards of stock options and other stock-based awards, we expect to primarily make awards of restricted stock under the plan.

Eligibility

The persons eligible to receive Awards under the 2022 Equity and Incentive Plan are the executive officers and employees of Main Street and its subsidiaries. Any shares of restricted stock we grant under the 2022 Equity and Incentive Plan will be for compensatory purposes only and will not involve payment of any cash consideration by any of our employees to us.

Administration

The 2022 Equity and Incentive Plan is to be administered by our Compensation Committee, which is comprised solely of directors who are considered independent under the applicable listing standards of the New York Stock Exchange and are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of Main Street. Subject to the terms of the 2022 Equity and Incentive Plan, our Compensation Committee is authorized to determine: eligible persons to receive Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of Awards to be granted and the number of shares of our common stock to which Awards will relate. The Compensation Committee may also make all other determinations that may be necessary or advisable for the administration of the 2022 Equity and Incentive Plan, including establishing, amending and revoking rules and regulations for its administration.

General Terms of Awards

Restricted Stock. Except to the extent restricted under the terms of the 2022 Equity and Incentive Plan, a Participant granted an Award of restricted stock will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends. Each Award of restricted stock will be evidenced by a written agreement with the Participant, which will include any provisions that the Compensation Committee may specify. During the restriction period (i.e., prior to the lapse of applicable forfeiture provisions), the restricted stock generally may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the Participant. Except as the Compensation Committee otherwise expressly provides, the restricted stock shall not be transferable other than by will or by laws of descent and distribution. Except as our Compensation Committee otherwise determines, upon termination of a Participant’s employment during the applicable restriction period, restricted stock for which forfeiture provisions have not lapsed at the time of such termination shall be forfeited.

Stock Options. The Compensation Committee is authorized under the plan to grant options to purchase shares of common stock, which may be incentive stock options or non-statutory stock options. Options will be evidenced by a written Award agreement with the Participant, which will include any provisions that the Compensation Committee may specify. The Compensation Committee may determine when an Option will be vested, provided that vesting shall take place at the rate of at least 20% per year over not more than five years from the date the Award is granted. The exercise price of an option may not be less than the fair market value of our common stock on the date of grant, and the exercise price of an incentive stock option granted to a Participant owning common stock possessing more than 10% of the total combined voting power of all classes of our stock (a “10% holder”) may not have an exercise price of less than 110% of the fair market value of our common stock on the date of grant. On March 1, 2022, the closing market price for our common stock on the New York Stock Exchange was $[ ] per share. All options granted under the plan must have a term of no more than ten years, and incentive stock options granted to 10% holders must have a term of no more than five years. With respect to incentive stock options, to the extent that the aggregate fair market value (as defined in the plan) of the common stock with respect to which such incentive stock options are exercisable for the first time by the Participant during any calendar year (under all of our compensation plans) exceeds $100,000, such options will be treated as non-statutory stock options. The grant price, number of shares, terms and conditions of exercise, whether a stock option may qualify as an incentive stock option under the Internal Revenue Code, and other terms of a stock option grant will be fixed by the Compensation Committee as of the grant date. Incentive stock options are not transferable except by will or the laws of descent and distribution and may be exercised during the Participant’s lifetime only by the Participant. Non-statutory stock options are likewise transferable by will and the laws of descent and distribution, and to the extent permitted by the Board, by gift to a permitted transferee. Non-statutory stock options which are transferable only after death may be exercised only by the Participant during the Participant’s lifetime.

The grant price of any stock option must be paid in full at the time the stock is delivered to the Participant. The price must be paid in cash or by such means as permitted by the Compensation Committee and elected by the Participant, which may include a broker-assisted exercise program approved by the Compensation Committee. Unless otherwise determined by the Compensation Committee, and except as required to pay the grant price of the stock option, recipients of awards are not required to make any payment or provide consideration other than rendering services.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law (including the 1940 Act), grant other awards that are payable in or valued relative to shares of our common stock, such as restricted stock units, as it deems to be consistent with the purposes of the plan, including shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions. The Compensation Committee will determine the terms and conditions of any other stock-based awards.

Performance Awards. A performance award consists of a right to receive an option, restricted stock, other stock-based award or cash incentive award subject to the attainment of one or more performance goals. The performance goals for awards are set forth in the 2022 Equity and Incentive Plan and may include one or more of the following:

●	net unrealized appreciation and net realized gains;
●	net investment income or net realized income per share (actual or targeted growth);
●	economic value added;
●	net investment income or net realized income measures;
●	dividend and dividends per share measures;
●	cash flow and liquidity measures;
●	return measures (including, among others, return on capital employed, return on equity, return on investment and return on assets);

●	operating measures (including, among others, productivity, efficiency, and scheduling measures);
●	expense targets (including, among others, funding and development costs and general and administrative expenses); or
●	stock price measures (including, among others, growth measures and total stockholder return).

Dividend Equivalent Rights. The Compensation Committee may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to common stock subject to an Award; provided that such grants are approved by an order of the SEC.

Change in Control

Unless the terms of an Award provide otherwise, in the event of a specified transaction involving a “change in control” (as defined in the 2022 Equity and Incentive Plan) in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of substitute awards, by the acquirer or survivor. In the event no such assumption or substitution occurs, each stock-based Award, subject to its terms, will become fully vested or exercisable prior to the change in control on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the change in control following vesting or exercise. The Award will terminate upon consummation of the change in control.

Transactions involving a “change in control” under the 2022 Equity and Incentive Plan include the following, other than where our stockholders continue to have substantially the same proportionate ownership in an entity which owns substantially all of our assets immediately following such transaction:

●	a single person or entity or group of persons and/or entities, other than us, any of our employee benefit plans, a company owned by our stockholders in substantially the same proportions as their ownership in us or an underwriter temporarily holding securities pursuant to an offering by us, becomes the beneficial owner of more than 30% of the combined voting power of our voting securities then outstanding;
●	a change in the membership of our Board such that the individuals who, as of the effective date of the 2022 Equity and Incentive Plan, constitute the Board (the “Continuing Directors”), and any new director whose election or nomination to the Board was approved by a vote of at least a majority of the Continuing Directors, cease to constitute at least a majority of the Board;
●	a merger, reorganization or business combination of us or one of our subsidiaries with or into any other entity, other than where the holders of our voting securities outstanding immediately before such transaction would represent immediately thereafter more than a majority of the combined voting power of the voting securities of us or the surviving entity or the parent of such surviving entity;
●	a sale or disposition of all or substantially all of our assets, other than where the holders of our voting securities outstanding immediately before such transaction hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer or the parent of such acquirer of such assets; or
●	our stockholders approve a plan of complete liquidation or dissolution of us.

SEC Order and Limitations on Awards

The SEC has granted us an order, the “Order,” that authorizes us to issue restricted shares of our common stock to our employees and officers, subject to stockholder approval of the compensation plan. Awards under the 2022 Equity and Incentive Plan will comply with all aspects of the Order, including the following:

●	each issuance of restricted stock to employees and officers will be approved by a required majority of our Board, as defined under the 1940 Act, on the basis that such award is in the best interests of our company and stockholders;
●	the amount of voting securities that would result from the exercise of all of our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the 2022 Equity and Incentive Plan and any other compensation plan of ours, will not exceed 25%, at the time of issuance, of our outstanding voting securities, nor will such amount exceed 20% of our outstanding voting securities if the amount of voting securities that would result from the exercise of all warrants, options and rights issued to our directors, officers and employees, together with any restricted stock issued under the plans, would exceed 15% of our outstanding voting securities;
●	the maximum amount of restricted stock that may be issued under the 2022 Equity and Incentive Plan and any other compensation plan of ours will be 10% of the outstanding shares of our common stock on the effective date of the 2022 Equity and Incentive Plan, plus 10% of the number of shares of our common stock issued or delivered by us (other than pursuant to compensation plans) during the term of the 2022 Equity and Incentive Plan;
●	no one person may be granted Awards of restricted stock relating to more than 25% of the shares available under the 2022 Equity and Incentive Plan;
●	in any calendar year, no person may be granted Awards relating to more than 500,000 shares of our common stock; and
●	both our Board and our Compensation Committee will review prior to any grant of restricted stock, and no less than annually, the potential impact that the issuance of restricted stock will have on our earnings and net asset value per share.

Amendment and Termination

Our Board or its delegate may amend, suspend or terminate the 2022 Equity and Incentive Plan at any time. Our Board will seek stockholder approval of any action modifying a provision of the 2022 Equity and Incentive Plan when the Board determines that such stockholder approval is required under the provisions of applicable law. The 2022 Equity and Incentive Plan will terminate on the day prior to the tenth anniversary of the date the plan is approved by our stockholders, unless terminated sooner by action of our Board. No Awards may be granted under the 2022 Equity and Incentive Plan after its termination, but Awards granted prior to termination will continue to be effective and governed by the 2022 Equity and Incentive Plan.

Outstanding Awards Under the 2022 Equity and Incentive Plan

As of the date of this proxy statement, no Awards have been made pursuant to the 2022 Equity and Incentive Plan. Future grants of restricted stock or options to executive officers and employees of Main Street and its subsidiaries under the 2022 Equity and Incentive Plan are discretionary and are, therefore, not determinable at this time.

U.S. Federal Income Tax Consequences

Set forth below is a brief summary of the U.S. federal income tax consequences of Awards under the 2022 Equity and Incentive Plan. This summary is not a complete description of the applicable tax consequences, and it is subject to any changes in applicable tax rules. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular Participant, and should not be relied upon as tax advice.

Non-Statutory Stock Options. Stock options granted under the plan will not be taxable to a recipient at the time of grant and we are not allowed a tax deduction by reason of the grant. Upon the exercise of a stock option, the amount by which the fair market value of the shares of common stock received, determined as of the date of exercise, exceeds the exercise price will be treated as ordinary income to the recipient of the option in the year of exercise. In accordance with applicable regulations, we will require the optionee to pay to us an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time of the exercise of the option. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the optionee nonetheless will be required to include in income the fair market value of the shares withheld. Generally, we will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the recipient of the option. When the optionee sells the shares, he will generally recognize a capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold) in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares (i.e., the exercise price plus the amount taxed to the optionee as compensation income).

Incentive Stock Options. A recipient of an incentive stock option under the plan will not generally recognize any taxable income for U.S. federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of an incentive stock option, except possibly under the alternative minimum income tax rules. If the recipient exercises an incentive stock option and does not dispose of the shares received in a subsequent “disqualifying disposition” (generally, a sale, gift or other transfer within two years after the date of grant of the stock option or within one year after the shares are transferred to the recipient of the option), the recipient receives long-term capital gains treatment on the difference between the price for which the recipient of the incentive stock option sells the shares of common stock and his or her tax basis in the shares (generally, the amount paid upon exercise of such options). In the event of a disqualifying disposition, the difference between the fair market value of the shares of common stock received on the date of exercise and the exercise price will generally be treated as ordinary income in the year of disposition. We would not be entitled to a deduction with respect to shares received by a recipient of an incentive stock option upon exercise if the common stock received is not disposed of in a disqualifying disposition. If, however, an amount is treated as ordinary income to the recipient of an incentive stock option due to a disqualifying disposition, we would be entitled to a corresponding deduction in the same amount for compensation paid.

Restricted Stock Awards. Generally, a grant under the plan of shares of our common stock which are subject to vesting and transfer restrictions will not result in taxable income to the recipient for U.S. federal income tax purposes or a tax deduction to us in the year of the grant. Instead, the value of the shares will generally be taxable to the recipient as ordinary income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions lapse. Any recipient, however, may elect pursuant to Section 83(b) of the Internal Revenue Code to treat the fair market value of the shares on the date of grant as ordinary income in the year of the grant, provided the recipient makes the election within 30 days after the date of the grant. In any case, we would receive a corresponding deduction corresponding to the amount of compensation included in the recipient’s income in the year in which that amount is so included. In accordance with applicable regulations, we will require the recipient to pay to us an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time the restrictions on the shares lapse or the recipient makes a Section 83(b) election. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the recipient nonetheless will be required to include in income the fair market value of the shares withheld.

Unrestricted Stock Awards. A grant of shares of our common stock that is not subject to vesting restrictions will result in ordinary income for U.S. federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares. We would be entitled to a corresponding deduction at that time for the amount included in the recipient’s income.

Restricted Stock Units. Generally, a recipient of restricted stock units will not recognize any taxable income for U.S. federal income tax purposes upon receipt or vesting of the restricted stock units if the terms of such Awards comply with the requirements imposed by Section 409A of the Internal Revenue Code. To the extent that compliance with Section 409A has occurred, the value of any restricted stock units will be taxable to the recipient as ordinary income in the year of payment. Generally, we would be entitled to a deduction for compensation paid in the same amount treated as compensation received by the recipient of restricted stock units.

Other Tax Consequences. State tax consequences may in some cases differ from those described above. In addition, Awards made under the plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Required Vote

The approval of the 2022 Equity and Incentive Plan requires affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” OUR 2022 EQUITY AND INCENTIVE PLAN

APPROVAL OF THE 2022 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

(ITEM 4)

Background and Purpose

Our existing 2015 Non-Employee Director Restricted Stock Plan, or the 2015 Director Plan, was previously authorized by our stockholders in May 2015 to provide equity-based compensation to our non-employee directors. Remaining shares under the 2015 Director Plan have been depleted since implementation, and the term of the plan expires in the next few years. Without approval of a new or amended equity-based compensation plan, we would need to make changes to our long-term incentive program that would limit our ability to provide market-competitive compensation to attract and retain the caliber of non-employee directors necessary to achieve superior performance.

On February 23, 2022, our Board adopted the 2022 Non- Employee Director Restricted Stock Plan, or the 2022 Director Plan, and recommended that it be submitted to our stockholders for their approval at the Annual Meeting. The terms of the 2022 Director Plan are substantially similar to the terms of our existing 2015 Director Plan and provide for grants of restricted stock awards, collectively, “Awards,” to our non-employee directors, collectively, the “Participants.” If stockholders approve the 2022 Director Plan at the Annual Meeting, no further Awards will be issued under the 2015 Director Plan. The purpose of the 2022 Director Plan is to continue to provide a means through which we may attract and retain qualified non- employee directors to enter into and remain in service on our Board.

The effective date of the 2022 Director Plan is the date on which it is approved by our stockholders. As of the date of this proxy statement, no Awards have been made pursuant to the 2022 Director Plan.

The following is a summary of certain principal features of the 2022 Director Plan. This summary is qualified in its entirety by reference to the complete text of the 2022 Director Plan. You are urged to read the actual text of the 2022 Director Plan in its entirety, which is set forth in Attachment B.

Shares Available for Awards

Under the 2022 Director Plan, the total number of shares of our common stock that may be subject to Awards is 300,000 shares. Shares underlying Awards which expire or otherwise terminate, in whole or in part, shall revert to and again become available for issuance under the 2022 Director Plan. Any shares used for tax withholding shall not again be available for issuance under the Director Plan. Our Board is authorized to adjust the limitation on shares available for Awards and outstanding Awards in the event of a dividend or other distribution payable in shares of our common stock, or any division, combination or reclassification of our shares of common stock.

Eligibility

The persons eligible to receive Awards under the 2022 Director Plan are the members of our Board who are not employees of Main Street. Any shares of restricted stock we grant under the 2022 Director Plan will be for compensatory purposes only and will not involve payment of any cash consideration by any of our non-employee directors to us.

Administration

The 2022 Director Plan is to be administered by our Compensation Committee, which is comprised solely of directors who are considered independent under the applicable listing standards of the New York Stock Exchange and are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of Main Street. Subject to the terms of the 2022 Director Plan, our Compensation Committee is authorized to make all determinations that may be necessary or advisable for the administration of the 2022 Director Plan.

Annual Awards

Under the 2022 Director Plan, at the beginning of each one-year term of service on our Board, each non-employee director will receive a number of shares equivalent to $30,000 based on the market value at the close of the exchange on the date of grant. Forfeiture provisions will lapse as to the entire Award at the end of the one-year term. Grants of Awards under the 2022 Director Plan will be automatic and may not be changed without further approval from the SEC.

General Terms of Awards

Our Compensation Committee is authorized to grant restricted stock Awards. All restricted stock granted under the 2022 Director Plan will be evidenced by an agreement containing such terms and conditions as the Compensation Committee may determine. A grant of restricted stock is a grant of shares of our common stock that, at the time of issuance, are subject to certain forfeiture provisions, and thus are restricted as to transferability until such forfeiture restrictions have lapsed. The restrictions on the restricted stock issued pursuant to the 2022 Director Plan relate to continued service on our Board (lapsing on an annual basis).

The restricted stock will be subject to restrictions on transferability and other restrictions as required by our Compensation Committee from time to time. Except to the extent restricted under the terms of the 2022 Director Plan, a Participant granted an Award will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends. During the restriction period (i.e., prior to the lapse of applicable forfeiture provisions), the restricted stock generally may not be transferred except to the spouse or lineal descendants of the Participant, any trust for the benefit of the spouse or lineal descendants of the Participant, or the guardian or conservator of the Participant.

Change in Control

Unless the terms of an Award provide otherwise, in the event of a specified transaction involving a “change in control” (as defined in the 2022 Director Plan) in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of substitute awards, by the acquirer or survivor. In the event no such assumption or substitution occurs, each Award, subject to its terms, will become fully vested or exercisable prior to the change in control on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the change in control following vesting or exercise. The Award will terminate upon consummation of the change in control.

Transactions involving a “change in control” under the 2022 Director Plan include the following, other than where our stockholders continue to have substantially the same proportionate ownership in an entity which owns substantially all of our assets immediately following such transaction:

●	a single person or entity or group of persons and/or entities, other than us, any of our employee benefit plans, a company owned by our stockholders in substantially the same proportions as their ownership in us or an underwriter temporarily holding securities pursuant to an offering by us, becomes the beneficial owner of more than 30% of the combined voting power of our voting securities then outstanding;
●	a change in the membership of our Board such that the individuals who, as of the effective date of the 2022 Director Plan, constitute the Board (the “Continuing Directors”), and any new director whose election or nomination to the Board was approved by a vote of at least a majority of the Continuing Directors, cease to constitute at least a majority of the Board;
●	a merger, reorganization or business combination of us or one of our subsidiaries with or into any other entity, other than where the holders of our voting securities outstanding immediately before such transaction would represent immediately thereafter more than a majority of the combined voting power of the voting securities of us or the surviving entity or the parent of such surviving entity;

●	a sale or disposition of all or substantially all of our assets, other than where the holders of our voting securities outstanding immediately before such transaction hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer or the parent of such acquirer of such assets; or
●	our stockholders approve a plan of complete liquidation or dissolution of us.

SEC Order and Limitations on Awards

The SEC has granted us an order, the “Order,” that authorizes us to issue restricted shares of our common stock to our non-employee directors, subject to stockholder approval of the compensation plan. Awards under the 2022 Director Plan will comply with all aspects of the Order, including the following:

●	each issuance of restricted stock to our non-employee directors will be approved by a required majority of our Board, as defined under the 1940 Act, on the basis that such award is in the best interests of our company and stockholders;
●	the amount of voting securities that would result from the exercise of all of our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the 2022 Director Plan and any other compensation plan of ours, will not exceed 25%, at the time of issuance, of our outstanding voting securities, nor will such amount exceed 20% of our outstanding voting securities if the amount of voting securities that would result from the exercise of all warrants, options and rights issued to our directors, officers and employees, together with any restricted stock issued under the plans, would exceed 15% of our outstanding voting securities;
●	the maximum amount of restricted stock that may be issued under the 2022 Director Plan and any other compensation plan of ours will be 10% of the outstanding shares of our common stock on the effective date of the 2022 Director Plan, plus 10% of the number of shares of our common stock issued or delivered by us (other than pursuant to compensation plans) during the term of the 2022 Director Plan; and
●	both our Board and our Compensation Committee will review prior to any grant of restricted stock, and no less than annually, the potential impact that the issuance of restricted stock will have on our earnings and net asset value per share.

Amendment and Termination

Our Board may modify, revise or terminate the 2022 Director Plan at any time and from time to time, subject to the terms of (1) the Order, (2) our certificate of incorporation and by-laws and (3) applicable law. Our Board will seek stockholder approval of any action modifying a provision of the 2022 Director Plan when the Board determines that such stockholder approval is required under the provisions of applicable law. The 2022 Director Plan will terminate on the day prior to the tenth anniversary of the date the plan is approved by our stockholders, unless terminated sooner by action of our Board. No Awards may be granted under the 2022 Director Plan after its termination, but Awards granted prior to termination will continue to be effective and governed by the 2022 Director Plan.

Outstanding Restricted Stock Awards

As of the date of this proxy statement, no Awards have been made pursuant to the 2022 Director Plan. If the 2022 Director Plan is approved at the Annual Meeting, we expect to grant restricted stock Awards to our non-employee directors as shown in the following table.

Name and Position	Value of Shares of Restricted Stock to be Granted(1)
J. Kevin Griffin	$30,000
John E. Jackson.	$30,000
Brian E. Lane	$30,000
Kay Matthews	$30,000
Dunia A. Shive	$30,000
Stephen B. Solcher.	$30,000
All Directors as a Group	$180,000

(1)	Awards of restricted stock will be based on the plan provisions and will be evidenced by written agreements setting forth all the terms. The number of shares granted to each non-employee director, at the beginning of each one-year term of service on the Board, will be the equivalent of $30,000 worth of shares based on the market value on the date of grant.

U.S. Federal Income Tax Consequences

Set forth below is a brief summary of the U.S. federal income tax consequences of Awards under the 2022 Director Plan. This summary is not a complete description of the applicable tax consequences, and it is subject to any changes in applicable tax rules. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular Participant, and should not be relied upon as tax advice.

Generally, a grant under the plan of shares of our common stock which are subject to vesting and transfer restrictions will not result in taxable income to the recipient for U.S. federal income tax purposes or a tax deduction to us in the year of the grant. Instead, the value of the shares will generally be taxable to the recipient as ordinary income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions lapse. Any recipient, however, may elect pursuant to Section 83(b) of the Internal Revenue Code to treat the fair market value of the shares on the date of grant as ordinary income in the year of the grant, provided the recipient makes the election within 30 days after the date of the grant. In any case, we would receive a corresponding deduction corresponding to the amount of compensation included in the recipient’s income in the year in which that amount is so included. In accordance with applicable regulations, we will require the recipient to pay to us an amount sufficient to satisfy any withholding taxes in respect of such compensation income at the time the restrictions on the shares lapse or the recipient makes a Section 83(b) election. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the recipient nonetheless will be required to include in income the fair market value of the shares withheld.

Other Tax Consequences. State tax consequences may in some cases differ from those described above. In addition, Awards made under the plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Required Vote

The approval of the 2022 Director Plan requires affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” OUR 2022 DIRECTOR PLAN

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2022

(ITEM 5)

Our Board has ratified the decision of the Audit Committee to appoint Grant Thornton LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2022. No determination has been made as to what action the Audit Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Main Street. We expect that representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2021 and December 31, 2020, Main Street incurred the following fees for services provided by Grant Thornton, including expenses:

	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Audit Fees	$774,013	$762,882
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$774,013	$762,882

Audit Fees.  Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit Related Fees.  Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees.  Tax fees include corporate and subsidiary compliance and consulting.

All Other Fees.  Fees for other services would include fees for products and services other than the services reported above.

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.

THE BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF

GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING DECEMBER 31, 2022

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 6)

Our Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our and their individual performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our NEOs and other key employees is reasonable and not excessive. To this end, our Compensation Committee is advised from time to time by an independent compensation consultant. As you consider this proposal, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our NEOs, and to review the tabular disclosures regarding NEO compensation together with the accompanying narrative disclosures in the “Compensation of Executive Officers” section of this proxy statement.

In accordance with the results of the vote at our 2017 Annual Meeting, our Board has determined to implement an advisory vote on executive compensation each year until the next required advisory vote on the frequency of stockholder votes on the compensation of executives (scheduled to occur at the 2023 Annual Meeting of Stockholders). The annual non-binding advisory “Say on Pay” vote gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this proxy statement. We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.

As an advisory vote, this proposal is not binding on our Board or the Compensation Committee, will not overrule any decisions made by our Board or the Compensation Committee, or require our Board or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs and other key employees. In particular, to the extent there is any significant vote against our NEOs’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following advisory resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the NEOs as disclosed in the Proxy Statement for Main Street Capital Corporation’s 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2021 Summary Compensation Table and the other related tables and disclosures.”

Required Vote

The approval of this advisory resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Abstentions and broker non-votes will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote on this item.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS ADVISORY RESOLUTION.

AMENDMENT OF CHARTER TO ALLOW STOCKHOLDERS TO AMEND OUR BYLAWS

(ITEM 7)

Our Board has adopted a resolution whereby it has declared advisable, and recommends for your approval, an amendment to Article V, Section 5.5 of our Charter to provide that our bylaws may be amended by the vote of a majority of our entire Board or by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Currently, Article V, Section 5.5 of our Charter provides that our Board has the exclusive power to make, alter, amend or repeal the bylaws.

Our Board is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices. After careful consideration, our Board believes that allowing our stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter is in our best interests and in the best interests of our stockholders. A copy of the proposed amendment to our Charter is attached as Attachment C to this Proxy Statement and incorporated by reference into this proposal. If this Charter amendment is approved by our stockholders, we expect that our Board will similarly amend our bylaws. If this Charter amendment is not approved by our stockholders, then we will not amend our Charter to provide this right to our stockholders unless and until approved by our stockholders at a future annual or special meeting of stockholders.

Required Vote

The affirmative vote of a majority of all the votes entitled to be cast on the matter is required to amend our Charter to allow stockholders to amend our bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS CHARTER AMENDMENT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have procedures in place for the review, approval and monitoring of transactions involving us and certain persons related to us. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with us, including our officers, directors and employees and any person controlling or under common control with us, subject to certain exceptions. In addition, the Audit Committee reviews and considers related party transactions.

In addition, our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests. Our Code of Business Conduct and Ethics is available at www.mainstcapital.com under “Governance — Governance Documents” in the “Investors” section of our website.

External Investment Advisory Clients

Through the External Investment Manager we maintain an asset management business through which we manage investments for third parties. The External Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Our executive officers and employees may have a direct financial interest in investment advisory clients of the External Investment Manager by virtue of holding stock, membership or limited partner interests, or such equivalent units of interest.

The External Investment Manager serves as the investment adviser and administrator to MSC Income Fund, Inc. (“MSC Income”) pursuant to an Investment Advisory and Administrative Services Agreement (the “MSIF Advisory Agreement”). Under the MSIF Advisory Agreement, the External Investment Manager earns a 1.75% base management fee and a 20% incentive fee in exchange for providing investment advisory services to MSC Income. Certain of our officers and employees own equity in MSC Income and therefore have direct pecuniary interests in MSC Income.

In December 2020, the External Investment Manager entered into an investment management agreement with MS Private Loan Fund I, LP, (the “Private Loan Fund”), pursuant to which the External Investment Manager provides investment advisory and management services to the Private Loan Fund in exchange for an asset-based fee and certain incentive fees. The Private Loan Fund is a private investment fund exempt from registration under the 1940 Act that co-invests with us in our private loan strategy. In connection with the Private Loan Fund’s initial closing in December 2020, we committed to contribute up to $10.0 million as a limited partner and will be entitled to distributions on such interest. Certain of our officers and employees have made capital commitments to the Private Loan Fund as limited partners and therefore have direct pecuniary interests in the Private Loan Fund. In February 2022, we increased our commitment to the Private Loan Fund from $10.0 million to $15.0 million.

Additionally, we provided the Private Loan Fund with a revolving line of credit pursuant to an Unsecured Revolving Promissory Note, dated February 5, 2021 and amended November 30, 2021 and December 29, 2021 (as amended, the “Private Loan Fund Loan”), in an aggregate amount equal to the amount of limited partner capital commitments to the Private Loan Fund up to $85.0 million. Borrowings under the Private Loan Fund Loan bore interest at a fixed rate of 5.00% per annum and matured on February 28, 2022. The Private Loan Fund Loan was unanimously approved by our Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act. In February 2022, the Private Loan Fund fully repaid all borrowings outstanding under the Private Loan Fund Loan and the Private Loan Fund Loan was terminated.

We have entered into an agreement with the External Investment Manager to share employees in connection with its asset management business generally, and specifically for its relationship with MSC Income, the Private Loan Fund and its other clients. Through this agreement, we share employees with the External Investment Manager, including their related infrastructure, business relationships, management expertise and capital raising capabilities, and we allocate the related expenses to the External Investment Manager pursuant to the sharing agreement.

Investment Transactions

In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. We have implemented certain policies and procedures, both written and unwritten, to ensure that we do not engage in any prohibited transactions with any persons affiliated with us. If such affiliations are found to exist, we seek Board and/or appropriate Board committee review and approval for such transactions and otherwise comply with, or seek, orders for exemptive relief from the SEC, as appropriate.

We have received an exemptive order from the SEC permitting co-investments by us, MSC Income and other clients advised by the External Investment Manager in certain negotiated transactions where co-investing would otherwise be prohibited under the 1940 Act. We have made co-investments and will continue to make co-investments with MSC Income, the Private Loan Fund and other clients advised by the External Investment Manager in accordance with the conditions of the order. The order requires, among other things, that we and the External Investment Manager consider whether each such investment opportunity is appropriate for us and the External Investment Manager’s advised clients, including MSC Income and the Private Loan Fund, as applicable, and if it is appropriate, to propose an allocation of the investment opportunity between such parties. Because the External Investment Manager may receive performance-based fee compensation from clients, including MSC Income and the Private Loan Fund, this may provide the Company and the External Investment Manager an incentive to allocate opportunities to other participating funds instead of us. However, both we and the External Investment Manager have policies and procedures in place to manage this conflict, including oversight by the independent members of our Board.

INVESTMENT ADVISOR, ADMINISTRATOR AND PRINCIPAL UNDERWRITER

Because we are internally managed, all of our executive officers and other employees are employed by Main Street. Therefore, Main Street does not have an investment advisor or an administrator. Set forth below are the names and addresses of firms that may be deemed to serve as a principal underwriter, as such term is defined under the 1940 Act, of Main Street as sales agents under our at-the-market equity offering program:

Firm name	Address
RBC Capital Markets, LLC	Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281
Truist Securities, Inc.	3333 Peachtree Road NE, 11th Floor, Atlanta, GA 30326
Raymond James & Associates, Inc.	880 Carillon Parkway, St. Petersburg, Florida 33716
Comerica Securities, Inc.	3551 Hamlin Road, MC 7476, Auburn Hills, Michigan 48326
SMBC Nikko Securities America, Inc.	277 Park Avenue, 5th Floor, New York, New York, 10172

STOCKHOLDERS’ PROPOSALS

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2023 Annual Meeting, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (“Rule 14a-8”), must ensure that notice of such proposal is received at our principal executive office at 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056 no later than       ,      , and that such proposal complies with all applicable requirements of Rule 14a-8.

In addition, any stockholder who intends to propose a nominee to the Board or propose any other business to be considered by the stockholders at our 2023 Annual Meeting (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8) must comply with the advance notice provisions and other requirements of our Amended and Restated Bylaws, a copy of which is on file with the SEC and may be obtained from our Corporate Secretary upon request. Any such proposals must be sent to our Corporate Secretary at Main Street Capital Corporation, 1300 Post Oak Blvd., 8th Floor, Houston, Texas 77056.

The advance notice provisions of our Amended and Restated Bylaws require that nominations of persons for election to the Board and proposals of other business to be considered by the stockholders at the 2023 Annual Meeting must be made in writing and submitted to our Corporate Secretary at the address above no earlier than      ,      and no later than         ,           and must otherwise be a proper matter for action by the stockholders. We advise you to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including but not limited to the different notice submission date requirements in the event that the date of the mailing of the notice for the 2023 Annual Meeting is before        ,      or after        ,      . The above procedures and requirements are only a summary of the provisions in our Amended and Restated Bylaws regarding stockholder nominations of directors and proposals of business to be considered by the stockholders. Please refer to our Amended and Restated Bylaws for more information on stockholder proposal requirements.

By Order of the Board of Directors,

JASON B. BEAUVAIS Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Dated:

PRIVACY NOTICE

We are committed to protecting your privacy. This privacy notice explains the privacy policies of Main Street and its affiliated companies. This notice supersedes any other privacy notice you may have received from Main Street, and its terms apply both to our current stockholders and to former stockholders as well.

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. The only information we collect from you is your name, address, and number of shares you hold. This information is used only so that we can send you annual reports and other information about us, and send you proxy statements or other information required by law.

We do not share this information with any non-affiliated third-party except as described below.

●	The People and Companies that Make Up Main Street. It is our policy that only our authorized employees who need to know your personal information will have access to it. Our personnel who violate our privacy policy are subject to disciplinary action.
●	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades, and mailing you information. These companies are required to protect your information and use it solely for the purpose for which they received it.
●	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena, or court order will be disclosed.

ATTACHMENT A

2022 EQUITY AND INCENTIVE PLAN

PURPOSE.

General Purpose. This Plan has been established to advance the interests of Main Street Capital Corporation (the “Company”) by providing for the grant of Awards to Participants.

Available Awards. The purpose of this Plan is to provide a means by which eligible recipients of Awards may be motivated to achieve the Company’s goals and be given an opportunity to benefit from increases in the value of the Company’s Stock through the granting of Restricted Stock, Incentive Stock Options, Non-Statutory Stock Options, Dividend Equivalent Rights, Other Stock-Based Awards or Performance Awards.

Eligible Participants. All Employees and all Employee Directors are eligible to be granted Awards by the Board under this Plan; provided, that no person shall be granted Awards of Restricted Stock unless such person is an Employee of the Company or an Employee of a subsidiary of the Company.

DEFINITIONS.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Board, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Award” means an award of Restricted Stock, Incentive Stock Options, Non-Statutory Stock Options, Dividend Equivalent Rights, Other Stock-Based Awards or Performance Awards granted pursuant to this Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall be deemed to include a reference to any applicable guidance (as determined by the Board) with respect to such provision.

“Commission” means the Securities and Exchange Commission.

“Committee” means a committee of two or more members of the Board appointed by the Board in accordance with Section 3(C).

“Company” means Main Street Capital Corporation, a Maryland corporation.

“Continuous Service” means the Participant’s uninterrupted service with the Company or an Affiliate, whether as an Employee or Employee Director.

“Change in Control” means an event set forth in any one of the following paragraphs:

(i)any “person” or group (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, or the trustee or other fiduciary holding securities under any such employee benefit plan, (iii) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 30% of combined voting power of the voting securities of the Company then outstanding; or
(ii)individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a director subsequent to the effective date of this Plan whose appointment or nomination for election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or
(iii)the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a merger, reorganization, business combination or consolidation a result of which (or immediately after which) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities would represent immediately after such merger, reorganization, business combination or consolidation more than a majority of the combined voting power of the voting securities of the Company or the surviving entity or the parent of such surviving entity; or
(iv)the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets; or
(v)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Dividend Equivalent Rights” has the meaning set forth in Section 13.

“Employee” means any person employed by the Company or an Affiliate.

“Employee Director” means a member of the Board of Directors of the Company who is also an Employee of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

“Incentive Award” means a type of Performance Award granted to a Participant under Section 10(B) representing a conditional right to receive a cash payment based on business performance in a performance period of one or more fiscal years or portions thereof.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

“Non-Employee Director Plan” means the 2022 Non-Employee Director Restricted Stock Plan, as from time to time amended and in effect.

“Non-Statutory Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Statutory Stock Option granted pursuant to this Plan.

“Other Stock-Based Award” means an Award described in Section 9 of this Plan that is not covered by Section 7 or 8.

“Participant” means a person to whom an Award is granted pursuant to this Plan.

“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment of one or more performance goals.

“Performance Goal” means a standard established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Permitted Transferee” means a Family Member of a Participant to whom an Award has been transferred by gift.

“Plan” means this 2022 Equity Incentive Plan, as from time to time amended and in effect (and together with the Non-Employee Director Plan, the “Plans”).

“Plan Administrator” means the Board or the Committee responsible for administering this Plan pursuant to Section 3.

“Restricted Stock” means an award of Stock for so long as the Stock remains subject to restrictions requiring that it be forfeited to the Company if specified conditions are not satisfied.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means the common stock of the Company, par value $.01 per share.

ADMINISTRATION.

Administration by Board. The Board shall administer this Plan unless and until it delegates administration to a Committee, as provided in Section 3(C).

Powers of the Board. The Board shall have the power, subject to the express provisions of this Plan and applicable law:

To determine from time to time which of the persons eligible under this Plan shall be granted Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in any Award documentation, in such manner and to such extent as it shall deem necessary or expedient to make this Plan fully effective.

To amend this Plan or an Award as provided in Section 14.

To terminate or suspend this Plan as provided in Section 15.

Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of this Plan.

Delegation to Committee. The Board may delegate the administration of this Plan to a Committee or Committees composed of not less than two members of the Board, each of whom shall be a “Non-Employee Director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange, and the term “Committee” shall apply to any persons to whom such authority has been delegated; provided that a “required majority,” as defined in Section 57(o) of the 1940 Act, must approve each issuance of Awards and Dividend Equivalent Rights in accordance with Section 61(a)(3)(A)(iv) of the 1940 Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board, other than the Board reference at the end of this sentence and the Board references in the last sentence of this subsection (C), shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of this Plan, unless such actions are prohibited by the condition of exemptive relief obtained from the Commission. The Board hereby initially delegates all of its administrative and other powers under this Plan to the Compensation Committee of the Board until such powers may be revoked or delegated otherwise by the Board.

Effect of the Board’s Decision. Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

AWARD AGREEMENTS.

All Awards granted under this Plan, other than Incentive Awards, will be evidenced by an agreement. The agreement documenting the Award shall contain such terms and conditions as the Board shall deem advisable. Agreements evidencing Awards made to different participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of this Plan and the terms of any Award agreement, this Plan provisions shall control.

SHARES SUBJECT TO THIS PLAN; CERTAIN LIMITS.

Share Reserve. The maximum aggregate number of shares of Stock that may be issued under this Plan pursuant to grants of Restricted Stock or Other Stock-Based Awards or the exercise of Options is five million (5,000,000) shares.

Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under this Plan. Any shares of Stock used for tax withholding shall not revert to or again become available for issuance under this Plan.

Type of Shares. The shares of Stock subject to this Plan may be unissued shares or reacquired shares of Stock bought on the market or otherwise. No fractional shares of Stock will be delivered under this Plan.

Limits on Individual Grants. The maximum number of shares of Stock for which any Employee or Employee Director may be granted Awards in any calendar year is five hundred thousand (500,000) shares.

Limits on Grants of Restricted Stock. The combined maximum amount of Restricted Stock that may be issued under the Plans and any other compensation plan of the Company is 10% of the outstanding shares of Stock on the effective date of the Plans plus 10% of the number of shares of Stock issued or delivered by the Company (other than pursuant to compensation plans) during the term of the Plans. No one person shall be granted Awards of Restricted Stock relating to more than 25% of the shares of Stock available for issuance under this Plan.

No Grants in Contravention of 1940 Act. At all times during such periods as the Company qualifies as a “business development company,” no Award may be granted under this Plan if the grant of such Award would cause the Company to violate the 1940 Act, including, without limitation, Section 61(a)(3), and, if otherwise approved for grant, shall be void and of no effect.

Limits on Number of Awards. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to the Plans and any other compensation plan of the Company at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any Restricted Stock issued pursuant to the Plans and any other compensation plan of the Company would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to the Plans and any other compensation plan of the Company at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

Date of Award’s Grant. The date on which the “required majority,” as defined in Section 57(o) of the 1940 Act, approves the issuance of an Award will be deemed the date on which such Award is granted.

ELIGIBILITY.

All Employees and all Employee Directors are eligible to be granted Awards by the Board under this Plan; provided, that no person shall be granted Awards of Restricted Stock unless such person is an Employee of the Company or an Employee of a subsidiary of the Company. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and this Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Board.

OPTION PROVISIONS.

Each Option shall be evidenced by a written agreement containing such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Non-Statutory Stock Options at

the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but, to the extent relevant, each Option shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

Time and Manner of Exercise. Unless the Board expressly provides otherwise, an Option will not be deemed to have been exercised until the Board receives a notice of exercise (in a form acceptable to the Board) signed by the appropriate person and accompanied by any payment required under the Award. If the Option is exercised by any person other than the Participant, the Board may require satisfactory evidence that the person exercising the Option has the right to do so. No Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

Exercise Price of an Option. The exercise price for each Option shall not be less than the closing stock price on the New York Stock Exchange on the date of grant (or the price on such other national securities exchange on which the stock is traded if the stock is not traded on the New York Stock Exchange on date of grant). If the stock is not traded on any national securities exchange on the date of grant, the exercise price will not be less than the net asset value of a share of Stock, as determined by the Board in good faith, on the date of grant. If the exercise price as so determined would be less than the “fair market value” of the Stock within the meaning of the regulations under Section 409A of the Code, then the Options shall not be granted. In the case of an Option granted to a 10% Holder and intended to qualify as an Incentive Stock Option, the exercise price will not be less than 110% of the current market value determined as of the date of grant. A “10% Holder” is an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations. No such Stock Option, once granted, may be repriced other than in accordance with the 1940 Act and the applicable stockholder approval requirements of the New York Stock Exchange, and in a manner that would continue to exclude the option from being subject to Section 409A of the Code.

Consideration. The purchase price for Stock acquired pursuant to an Option shall be paid in full at the time of exercise either (i) in cash, or, if so permitted by the Board and if permitted by the 1940 Act and otherwise legally permissible, (ii) through a broker-assisted exercise program acceptable to the Board, (iii) through a net-settlement, using shares of Stock received in the Option exercise or other shares of Stock owned by the Participant, (iv) by such other means of payment as may be acceptable to the Board, or (v) in any combination of the foregoing permitted forms of payment.

Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

Transferability of a Non-Statutory Stock Option. A Non-Statutory Stock Option shall not be transferable except by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and a Non-Statutory Stock Option that is nontransferable except at death shall be exercisable during the lifetime of the Participant only by the Participant.

Limitation on Repurchase Rights. If an Option gives the Company the right to repurchase shares of Stock issued pursuant to this Plan upon termination of employment of such Participant, the terms of such repurchase right must comply with the 1940 Act.

Exercisability. The Board may determine the time or times at which an Option will vest or become exercisable and the terms on which an Option requiring exercise will remain exercisable. Notwithstanding the foregoing, vesting shall take place at the rate of at least 20% per year over not more than five years from the date the award is granted, subject to reasonable conditions such as continued employment; provided, however, that options may be subject to such reasonable forfeiture conditions as the Board may choose to impose. With respect to Awards granted as Incentive Stock Options, to the extent that the aggregate fair market value of the shares of Stock with respect to which such Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all compensation plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Non-

Statutory Stock Options. For purposes of this Section 7(G), Incentive Stock Options will be taken into account in the order in which they were granted.

Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Option held by the Participant or the Participant’s Permitted Transferee that is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 7(H), and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

(i)if a Participant’s Continuous Service ceases by reason of death, or if a Participant dies following the cessation of his or her Continuous Service but while any portion of any Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of all Options held by the Participant or the Participant’s Permitted Transferee immediately prior to the Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section 7(H)(i), and will thereupon terminate; and
(ii)if the Board in its sole discretion determines that the cessation of a Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of his or her Options, all Options then held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

RESTRICTED STOCK PROVISIONS.

Each grant of Restricted Stock shall be evidenced by a written agreement containing such terms and conditions as the Board shall deem appropriate. The provisions of separate grants of Restricted Stock need not be identical, but, to the extent relevant, each grant shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

Consideration. To the extent permitted by the 1940 Act, Awards of Restricted Stock may be made in exchange for past services or other lawful consideration.

Transferability of Restricted Stock. Except as the Board otherwise expressly provides, Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution.

Vesting. The Board may determine the time or times at which shares of Restricted Stock will vest.

Termination of Continuous Service. Except for processing of approved transactions and other administrative processes, unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Restricted Stock held by the Participant or the Participant’s Permitted Transferee that is not then vested will thereupon terminate and the unvested shares of Stock will be returned to the Company and will be available to be issued as Awards under this Plan. The Board may provide in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from any cause, and the Board may in other cases waive in whole or in part the forfeiture of Restricted Stock.

OTHER STOCK-BASED AWARDS.

The Board shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 7 or 8 above and (ii) an Award of shares of Stock or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Stock (including, without limitation, securities convertible into shares of Stock), as deemed by the

Board to be consistent with the purposes of this Plan. Subject to the terms of this Plan and any applicable Award agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

PERFORMANCE AWARD.

Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Plan Administrator or the Committee. The Plan Administrator or the Committee, as applicable, shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Employee and/or the portion that may be exercised.

Performance Awards granted to Employees shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Plan Administrator or its delegate shall determine in its discretion, including being granted, paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Plan Administrator or Committee. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business segments, units, or divisions of the Company, or the Company as a whole, and if so desired by the Plan Administrator or Committee, by comparison with a peer group of companies. A Performance Goal may be one or more of the following:

●	Net Unrealized Appreciation and Net Realized Gains;
●	Net Investment Income or Net Realized Income per share (actual or targeted growth);
●	Economic value added (“EVA”);
●	Net Investment Income or Net Realized Income measures;
●	Dividend and Dividends per share measures;
●	Cash flow and liquidity measures;
●	Return measures (including but not limited to return on capital employed, return on equity, return on investment and return on assets);
●	Operating measures (including but not limited to productivity, efficiency, and scheduling measures);
●	Expense targets (including but not limited to funding and development costs and general and administrative expenses); or
●	Stock price measures (including but not limited to growth measures and total stockholder return).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Plan Administrator may, in its discretion and consistent with the terms of the Performance Award, reduce the amount of a Performance Award paid upon achievement of the Performance Goals, but it may not exercise any discretion to increase such amount. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Plan Administrator or Committee.

MISCELLANEOUS.

Acceleration. The Board shall have the power to accelerate the time at which an Award or any portion thereof vests or may first be exercised, regardless of the tax or other consequences to the Participant or the Participant’s Permitted Transferee resulting from such acceleration.

Stockholder Rights. No Participant or other person shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Option unless and until such Award has been delivered to the Participant or other person upon exercise of the Award. Holders of Restricted Stock shall have all the rights of a holder upon issuance of the Restricted Stock Award including, without limitation, voting rights and the right to receive dividends.

No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue in the employment of, or to continue to serve as a director of, the Company or an Affiliate or shall affect the right of the Company or an Affiliate to terminate (i) the employment of the Participant (if the Participant is an Employee) with or without notice and with or without cause or (ii) the service of an Employee Director (if the Participant is an Employee Director) pursuant to the Bylaws of the Company or an Affiliate and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated. Nothing in this Plan will be construed as giving any person any rights as a stockholder except as to shares of Stock actually issued under this Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of service for any reason, even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

Legal Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to this Plan or to remove any restriction from shares of Stock previously delivered under this Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares of Stock to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to the grant or the exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Stock issued under this Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

Withholding Obligations. Each grant or exercise of an Award granted hereunder shall be subject to the Participant’s having made arrangements satisfactory to the Board for the full and timely satisfaction of all federal, state, local and other tax withholding requirements applicable to such grant, exercise or exchange. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Stock under this Plan, an appropriate amount of cash or number of shares of Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Plan Administrator may also permit withholding to be satisfied by the transfer to the Company of shares of Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Stock are used to satisfy tax withholding, such shares shall be valued based on the fair market value when the tax withholding is required to be made.

Section 409A. Awards under this Plan are intended either to qualify for an exemption from Section 409A or to comply with the requirements thereof, and shall be construed accordingly.

ADJUSTMENTS UPON CHANGES IN STOCK.

Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares of Stock specified in Section 5(A) that may be delivered under this Plan, to the maximum per-participant share limit described in Section 5(D) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. To the extent consistent with qualification of Incentive Stock Options under Section 422 of the Code and continued exclusion from or compliance with Section 409A of the Code, where applicable, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of this Plan and to preserve the value of Awards granted hereunder; provided, however, that the exercise price of Awards granted under this Plan will not be adjusted unless the Company receives an exemptive order from the Commission or written confirmation from the staff of the Commission that the Company may do so.

Change in Control. Except as otherwise provided in an Award, in the event of a Change in Control in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquirer or survivor or an affiliate of the acquirer or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each stock-based Award will become fully vested or exercisable prior to the Change in Control on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Change in Control following vesting or exercise, and the Award will terminate upon consummation of the Change in Control.

DIVIDEND EQUIVALENT RIGHTS.

The Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions (“Dividend Equivalent Rights”) with respect to Stock subject to an Award; provided, however, that grants of Dividend Equivalent Rights must be approved by order of the Commission. The Board may impose such terms, restrictions and conditions on Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend or suspend such Dividend Equivalent Rights at any time without the consent of the Participant or Participants to whom such Dividend Equivalent Rights have been granted, if any.

AMENDMENT OF THIS PLAN AND AWARDS.

The Board may at any time or times amend this Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate this Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in this Plan the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect substantially and adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the grant of the Award. Any amendments to this Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Board.

TERMINATION OR SUSPENSION OF THIS PLAN.

Plan Term. The Board may suspend or terminate this Plan at any time. Unless sooner terminated, this Plan shall terminate on the day before the tenth (10th) anniversary of the date this Plan is approved by the stockholders of the Company. Notwithstanding the termination of this Plan, Awards granted prior to termination of this Plan shall continue to be effective and shall be governed by this Plan. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated.

No Impairment of Rights. Suspension or termination of this Plan shall not impair rights and obligations under any Awards granted while this Plan is in effect except with the written consent of the Participant.

EFFECTIVE DATE OF THIS PLAN.

This Plan shall become effective upon approval by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

1940 ACT.

No provision of this Plan is intended to contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of this Plan or any Award and the 1940 Act, the applicable Section of the 1940 Act shall control and all Awards under this Plan shall be so modified. All Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants.

INFORMATION RIGHTS OF PARTICIPANTS.

The Company shall provide to each Participant who acquires Stock pursuant to this Plan, not less frequently than annually, copies of annual financial statements (which need not be audited and which shall be deemed delivered when filed publicly with the Commission). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

SEVERABILITY.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify this Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

OTHER COMPENSATION ARRANGEMENTS.

The existence of this Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under this Plan.

WAIVER OF JURY TRIAL.

By accepting an Award under this Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under this Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in this Plan, neither the Company nor the Board, nor any person acting on behalf of the Company or the Board, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 22 shall limit the ability of the Board or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

GOVERNING LAW.

This Plan and all Awards and actions hereunder shall be governed by the laws of the state of Texas, without regard to the choice of law principles of any jurisdiction.

ATTACHMENT B

2022 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1.	PURPOSE OF THIS PLAN

The purpose of this Restricted Stock Plan (this “Plan”) is to advance the interests of Main Street Capital Corporation (the “Company”) by providing to members of the Company’s Board of Directors who are not employees of the Company (“Non-Employee Directors”) additional incentives, to the extent permitted by law, to exert their best efforts on behalf of the Company, and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company’s efforts to attract or retain these individuals will be facilitated with this additional form of compensation.

2.	ADMINISTRATION

This Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (“Board”), which is comprised solely of directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Act”). The Committee shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Committee may prescribe, amend and rescind rules and procedures relating to this Plan and make all other determinations necessary for its administration. The decision of the Committee on any interpretation of this Plan or administration hereof, if in compliance with the provisions of the Act and regulations promulgated thereunder, shall be final and binding with respect to the Company and the Non-Employee Directors.

3.	SHARES SUBJECT TO THIS PLAN

The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.01 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of shares that may be awarded as restricted shares under this Plan shall not exceed 300,000 Shares. Any Shares that were granted pursuant to an award of restricted stock under this Plan but that are forfeited pursuant to the terms of this Plan or an award agreement shall again be available under this Plan. Shares used for tax withholding shall not again be available under this Plan. Shares may be made available from authorized, un-issued or reacquired stock or partly from each.

4.	AWARDS
(A)Non-Employee Directors. Non-Employee Directors will each receive a grant of shares of restricted stock at or about the beginning of each one-year term of service on the Board, for which forfeiture restrictions will lapse at the end of that term; provided that the Board may provide in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock will be waived in whole or in part in the event of terminations resulting from any cause, and the Board may in other cases waive in whole or in part the forfeiture of restricted stock. The number of shares of restricted stock granted to each Non-Employee Director each year will be the equivalent of $30,000 worth of shares based on the market value at the close of the exchange on the date of grant.
(B)Award Agreements. All restricted stock granted under this Plan will be evidenced by an agreement. The agreement documenting the award of any restricted stock granted pursuant to this Plan shall contain such terms and conditions as the Committee shall deem advisable, including but not limited to the lapsing of forfeiture restrictions. Agreements evidencing awards made to different participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of this Plan and the terms of any award agreement, this Plan provisions shall control.
(C)Stockholder Rights. Holders of restricted stock shall have all the rights of a holder upon issuance of the restricted stock award including, without limitation, voting rights and the right to receive dividends.

5.	LIMITATIONS ON RESTRICTED STOCK AWARDS

Grants of restricted stock awards shall be subject to the following limitations:

(A)The combined maximum amount of restricted stock that may be issued under this Plan and the Company’s 2022 Equity Incentive Plan (together, the “Plans”) and any other compensation plans of the Company is 10% of the outstanding shares of the Company on the effective date of the Plans plus 10% of the number of shares of the Company issued or delivered by the Company (other than pursuant to compensation plans) during the term of the Plans. No one person shall be granted restricted stock relating to more than 25% of the shares available for issuance under this Plan.
(B)The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any restricted stock issued pursuant to the Plans and any other compensation plan of the Company at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any restricted stock issued pursuant to the Plans and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any restricted stock issued pursuant to the Plans and any other compensation plan of the Company at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.
6.	TRANSFERABILITY OF RESTRICTED STOCK

While subject to forfeiture provisions, restricted stock shall not be transferable other than to the spouse or lineal descendants (including adopted children) of the participant, any trust for the benefit of the participant or the benefit of the spouse or lineal descendants (including adopted children) of the participant, or the guardian or conservator of the participant (“Permitted Transferees”).

7.	EFFECT OF CHANGE IN STOCK SUBJECT TO THIS PLAN

Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares that may be delivered under this Plan, to the maximum per-participant share limit, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted and any other provision of awards affected by such change. To the extent consistent with continued exclusion from or compliance with Section 409A of the Internal Revenue Code of 1986, as amended and in effect, or any successor statute as from time to time in effect, and other applicable law, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of this Plan and to preserve the value of awards granted hereunder.

Change in Control. Except as otherwise provided in an award, in the event of a Change in Control (as defined below) in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution therefor, by the acquirer or survivor or an affiliate of the acquirer or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the award, each award will become fully vested or exercisable prior to the Change in Control on a basis that gives the holder of the award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Change in Control following vesting or exercise, and the award will terminate upon consummation of the Change in Control.

A “Change in Control” means an event set forth in any one of the following paragraphs:

(i)any “person” or group (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended, and including the rules and regulations promulgated thereunder, the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, or the trustee or other fiduciary holding securities under any such employee benefit plan, (iii) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 30% of combined voting power of the voting securities of the Company then outstanding; or
(ii)individuals who, as of the effective date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a director subsequent to the effective date of this Plan whose appointment or nomination for election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or
(iii)the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a merger, reorganization, business combination or consolidation a result of which (or immediately after which) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities would represent immediately after such merger, reorganization, business combination or consolidation more than a majority of the combined voting power of the voting securities of the Company or the surviving entity or the parent of such surviving entity; or
(iv)the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets; or
(v)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

8.	MISCELLANEOUS PROVISIONS
(A)The Committee is authorized to take appropriate steps to ensure that neither the grant of nor the lapsing of the forfeiture restrictions on awards under this Plan would have an effect contrary to the interests of the Company’s stockholders. This authority includes the authority to prevent or limit the granting of additional awards under this Plan.
(B)The granting of any award under this Plan shall not impose upon the Company any obligation to appoint or to continue to appoint as a director or employee any participant, and the right of the Company and its subsidiaries to terminate the employment of any employee, or service of any director, shall not be diminished or affected by reason of the fact that an award has been made under this Plan to such participant.
(C)The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold with respect to any award.

(D)This Plan and all awards and actions taken hereunder shall be governed by the laws of the state of Texas, without regard to the choice of law principles of any jurisdiction.
9.	AMENDMENT AND TERMINATION
(A)The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable requirements in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of this Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s articles of incorporation or by-laws.
(B)Unless sooner terminated, this Plan shall terminate on the day before the tenth (10th) anniversary of the date this Plan is approved by the stockholders of the Company. Notwithstanding the termination of this Plan, awards granted prior to termination of this Plan shall continue to be effective and shall be governed by this Plan.
10.	EFFECTIVE DATE OF THIS PLAN

This Plan shall become effective upon the approval of this Plan by the shareholders of the Company.

ATTACHMENT C

PROPOSED CHARTER AMENDMENT

MAIN STREET CAPITAL CORPORATION

ARTICLES OF AMENDMENT

MAIN STREET CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article V, Section 5.5 of the Articles of Amendment and Restatement of the Corporation filed on October 5, 2007 (the “Charter”) is hereby amended by deleting such Section 5.5 and replacing it in its entirety with the following:

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“Section 5.5 Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws. The Board of Directors is vested with the power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws. In addition, the stockholders may adopt, alter or repeal any provision of the Bylaws and make new Bylaws if such action is approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, except that the stockholders shall not have the power to alter or repeal any provision of the Bylaws (a) subjecting the Corporation to the 1940 Act or (b) providing indemnification or advancement rights to any person.”

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SECOND: This amendment to the Charter has been approved by the Board of Directors and stockholders of the Corporation.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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C-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the [                 ] day of [                 ], 2022.

MAIN STREET CAPITAL CORPORATION

Attest:		By:
	Jason B. Beauvais Secretary		Dwayne L. Hyzak Chief Executive Officer

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MAIN STREET CAPITAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Dwayne L. Hyzak and Jason B. Beauvais as proxies, each with full powerof substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Main Street Capital Corporation held of record by the undersigned on March 1, 2022 at the Annual Meeting of Stockholders to be held on May 2, 2022 at 9:00 AM CDT at Hotel Emma, Cellar J, 136 East Grayson, San Antonio, Texas 78215 or any adjournment or postponement thereof. The undersigned acknowledges receipt of Main Street Capital Corporation’s Annual Report for the year ended December 31, 2021 and the Notice of 2022 Annual Meeting of Stockholders and related Proxy Statement. This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposals 2, 3, 4, 5, 6, and 7. The proxy holders named above also will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting. Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the Proxy Statement and Proxy Voting Instructions. Thank you for voting. (Continued and to be marked, dated and signed on other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 2, 2022 The Proxy Statement and our 2021 Form 10-K Report are available at: http://www.viewproxy.com/MainStreetCapital/2022

Please mark your votes like this x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4, 5, 6, and 7. 2. Proposal to permit us to increase the maximum amount of leverage that we are currently permitted to incur by reducing the asset coverage requirement applicable to us from 200% to 150%, to become effective the first day after the 2022 Annual Meeting of Stockholders. o FOR o AGAINST o ABSTAIN 3. Proposal to approve our 2022 Equity and Incentive Plan. o FOR o AGAINST o ABSTAIN 4. Proposal to approve our 2022 Non-Employee Director Restricted Stock Plan. o FOR o AGAINST o ABSTAIN 5. Proposal to ratify our appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022. o FOR o AGAINST o ABSTAIN 6. Advisory non-binding approval of executive compensation. o FOR o AGAINST o ABSTAIN 7. Proposal to approve an amendment to our Articles of Amendment and Restatement to allow our stockholders to amend our bylaws. o FOR o AGAINST o ABSTAIN NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. 1. Election of Directors FORAGAINST ABSTAIN o o o o o o o o o o o o o o o o o 01 J. Kevin Griffin 02 John E. Jackson 03 Brian E. Lane 04 Kay Matthews 05 Dunia A. Shive 06 Stephen B. Solcher 07 Vincent D. Foster 08 Dwayne L. Hyzak o o o o o o o Date Signature Please indicate if you plan to attend this meeting o Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) o Signature (Joint Owners) Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone card, then detach it, and return provided. vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy it in the postage-paid envelope ( TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/MAIN Have your proxy card available when you access the above website. Follow the prompts to vote your shares.